UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.    )

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Infinity Pharmaceuticals, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 8, 2010

Dear Stockholder:

You are cordially invited to attend our 2010 annual meeting of stockholders to be held at 8:00 a.m. local time on Tuesday, May 25, 2010, at the Doubletree Guest Suites Hotel, 400 Soldiers Field Road, Boston, Massachusetts.

The Notice of Annual Meeting and Proxy Statement that accompany this letter describe the items to be voted on at the annual meeting. We hope you will be able to attend and participate in the meeting. Whether or not you plan to attend, please review the accompanying materials carefully and take the time to cast your vote – it is important that your shares be represented and voted at the meeting.

On behalf of your Board of Directors and our community of Citizen-Owners, we would like to thank you for your continued support of, and interest in, Infinity.

Yours sincerely,

Steven H. Holtzman

Founder and Chair of the Board of Directors

Adelene Q. Perkins

President and Chief Executive Officer

780 Memorial Drive	¢
Cambridge, MA 02139

TEL: 617.453.1000
FAX: 617.453.1001

INFINITY PHARMACEUTICALS, INC.

780 Memorial Drive

Cambridge, Massachusetts 02139

NOTICE OF 2010 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 25, 2010

To our stockholders:

We invite you to our 2010 annual meeting of stockholders, which will be held at the Doubletree Guest Suites Hotel, 400 Soldiers Field Road, Boston, Massachusetts 02134, on Tuesday, May 25, 2010 at 8:00 a.m., local time. At the meeting, stockholders will consider and act upon the following matters:

1.	To elect 12 directors to serve for a one-year term expiring at the 2011 annual meeting of stockholders;

2.	To approve our 2010 Stock Incentive Plan and to reserve up to 3,000,000 shares of common stock for issuance under the 2010 Stock Incentive Plan, together with additional shares that could be added in from expiring or canceled grants under our prior stock incentive plan;

3.	To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the current fiscal year; and

4.	To transact such other business as may properly come before the meeting or any adjournment thereof.

Stockholders of record as of March 29, 2010 will be entitled to notice of and to vote at the annual meeting or any adjournment thereof. Our stock transfer books will remain open for the purchase and sale of our common stock.

If you are a stockholder of record, you may submit your proxy (1) over the internet at www.proxyvote.com, (2) by telephone at 1-800-690-6903 or (3) by mail, or you may vote in person at the meeting. For specific instructions, please refer to the second page of the accompanying proxy statement and the instructions on the proxy card relating to the annual meeting. Proxies submitted over the Internet or by telephone must be received by 11:59 p.m. EDT on May 24, 2010.

If you are a stockholder whose shares are held in “street name” by a bank or brokerage firm, your bank or brokerage firm will provide you a vote instruction form with this proxy statement, which you may use to direct how your shares will be voted. Beginning this year, you must instruct your broker how to vote with respect to the election of directors; your broker can no longer exercise its discretion to vote on your behalf. Many banks and brokerage firms also offer the option of voting over the Internet or by telephone, instructions for which would be provided by your bank or brokerage firm on your vote instruction form.

We hope that you will attend the annual meeting. Whether or not you plan to attend, we urge you to vote your shares over the Internet or by telephone, or complete, date, sign and return the enclosed proxy card in the accompanying postage-prepaid envelope. A prompt response will greatly facilitate arrangements for the meeting, and your cooperation will be appreciated. Stockholders who attend the meeting may vote their stock personally, even if they have previously submitted their proxies.

By Order of the Board of Directors,

Gerald E. Quirk
Vice President, Corporate Affairs, General Counsel and Secretary

Cambridge, Massachusetts

April 8, 2010

i

INFINITY PHARMACEUTICALS, INC.

780 Memorial Drive

Cambridge, Massachusetts 02139

PROXY STATEMENT FOR 2010 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 25, 2010

This proxy statement contains information about our 2010 annual meeting of stockholders. The meeting will be held on Tuesday, May 25, 2010, beginning at 8:00 a.m. local time, at the Doubletree Guest Suites Hotel, 400 Soldiers Field Road, Boston, Massachusetts 02134. You may obtain directions to the location of the annual meeting by contacting Monique Allaire in our investor relations department at 780 Memorial Drive, Cambridge, Massachusetts 02139; telephone: 617-453-1105; e-mail: irpr_info@infi.com.

This proxy statement is furnished in connection with the solicitation of proxies by our board of directors for use at the annual meeting and at any adjournment of that meeting. All proxies will be voted in accordance with the instructions they contain. If you do not specify your voting instructions on your proxy, it will be voted in accordance with the recommendation of our board of directors. You may revoke your proxy at any time before it is exercised at the meeting by giving our corporate secretary, Gerald E. Quirk, written notice to that effect. He may be contacted at 780 Memorial Drive, Cambridge, Massachusetts 02139; telephone: 617-453-1224; e-mail: gerald.quirk@infi.com.

These proxy materials, together with our annual report to stockholders for our 2009 fiscal year, are first being mailed to stockholders on or about April  8, 2010.

Important Notice Regarding the Availability of Proxy Materials for

the Annual Meeting of Stockholders to be Held on May 25, 2010:

This proxy statement and the 2009 annual report to stockholders are available for viewing, printing and downloading at www.infi.com/proxy.

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

What is the purpose of the annual meeting?

At the annual meeting, stockholders will consider and vote on the following matters:

1. the election of 12 directors to serve for a one-year term expiring at the 2011 annual meeting of stockholders;

2. the approval of our 2010 Stock Incentive Plan and the reservation of up to 3,000,000 shares of common stock for issuance under the 2010 Stock Incentive Plan, together with additional shares that could be added in from expiring or canceled grants under our prior stock incentive plan; and

3. the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010.

Stockholders will also act on any other business that may properly come before the meeting.

Who can vote?

To be able to vote, you must have been a stockholder of record at the close of business on March 29, 2010. This date is the record date for the annual meeting.

Stockholders of record at the close of business on March 29, 2010 are entitled to vote on each proposal at the annual meeting. The number of outstanding shares entitled to vote on each proposal at the meeting is 26,266,968 shares of our common stock.

How many votes do I have?

Each share of our common stock that you owned on the record date entitles you to one vote on each matter that is voted on.

Is my vote important?

Your vote is important no matter how many shares you own. Please take the time to vote. Take a moment to read the instructions below. Choose the way to vote that is easiest and most convenient for you and cast your vote as soon as possible.

How do I vote?

If you are the “record holder” of your shares, meaning that you own your shares in your own name and not through a bank or brokerage firm, you may vote in one of four ways.

1. You may vote over the Internet. If you have Internet access, you may vote your shares from any location in the world at www.proxyvote.com, by following the instructions on that site or on the “Vote by Internet” instructions on the enclosed proxy card.

2. You may vote by telephone. You may vote your shares by calling 1-800-690-6903 and following the instructions provided, or following the “Vote by Telephone” instructions on the enclosed proxy card.

3. You may vote by mail. You may vote by completing and signing the proxy card enclosed with this proxy statement and promptly mailing it in the enclosed postage-prepaid envelope. You do not need to put a stamp on the enclosed envelope if you mail it in the United States. The shares you own will be voted according to your instructions on the proxy card you mail. If you return the proxy card, but do not give any instructions on a particular matter described in this proxy statement, the shares you own will be voted in accordance with the recommendations of our board of directors. Our board of directors recommends that you vote FOR proposals 1, 2 and 3.

4. You may vote in person. If you attend the meeting, you may vote by delivering your completed proxy card in person or by completing a ballot. Ballots will be available at the meeting.

Can I change my vote after I have mailed my proxy card or after I have voted my shares over the Internet or by telephone?

Yes. You can change your vote and revoke your proxy at any time before the polls close at the meeting by doing any one of the following things:

•	signing another proxy card with a later date;

•	giving our corporate secretary written notice before or at the meeting that you want to revoke your proxy; or

•	voting in person at the meeting.

Your attendance at the meeting alone will not change your vote or revoke your proxy.

Can I vote if my shares are held by a bank or brokerage firm in “street name”?

If the shares you own are held in “street name” by a bank or brokerage firm, that bank or brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. In order to vote your shares, you will need to follow the directions your brokerage firm provides you. Many brokers also offer the option of voting over the Internet or by telephone, instructions for which would be provided by your bank or brokerage firm on your vote instruction form. If you do not give instructions to your bank or brokerage firm, it will still be able to vote your shares with respect to certain “discretionary” items, but will not be allowed to vote your shares with respect to certain “non-discretionary” items. The ratification of Ernst & Young LLP as our independent registered public accounting firm (proposal 3) is considered to be a discretionary item and your bank or brokerage firm will be able to vote on that item even if it does not receive instructions from you, so long as it holds your shares in its name. Starting this year, the election of directors (proposal 1) is a “non-discretionary” item. If you do not instruct your broker how to vote with respect to this item, your broker may not vote with respect to this proposal and those votes will be counted as “broker non-votes.” “Broker non-votes” are shares that are held in street name by a bank or brokerage firm that indicates on its proxy that it does not have or did not exercise discretionary authority to vote on a particular matter. In addition, the approval of our 2010 Stock Incentive Plan and reservation of shares of our common stock for issuance under that plan (proposal 2) is a “non-discretionary” item. As is the case with the election of directors, your broker may not vote with respect to this proposal and those votes will be counted as broker non-votes.

If your shares are held in street name, you must bring an account statement or letter from your bank or brokerage firm showing that you are the beneficial owner of the shares as of the record date (March 29, 2010) in order to vote your shares at the meeting. To be able to vote your shares held in street name at the meeting, you will need to obtain a proxy card from the holder of record.

How do I vote my 401(k) shares?

If you participate in the Infinity Pharmaceuticals Stock Fund through our company’s 401(k) Plan and Trust, or 401(k) Plan, your proxy will also serve as a voting instruction for Fidelity Management Trust Company, or Fidelity, which serves as trustee of the 401(k) Plan, with respect to shares of our common stock held in your 401(k) Plan account, or 401(k) Plan shares, as of the record date. You should sign the proxy card and return it in the enclosed envelope to Broadridge Financial Solutions, Inc., or you may submit your proxy over the Internet or by telephone by following the instructions on the enclosed card. Broadridge will notify Fidelity of the manner in which you have directed your 401(k) Plan shares to be voted. Fidelity will vote your 401(k) Plan shares as of the record date in the manner that you direct. If Broadridge does not receive your voting instructions from you by 11:59 p.m. eastern time on May 20, 2010, Fidelity will vote your 401(k) Plan shares as of the record date in the same manner, proportionally, as it votes the other shares of our common stock for which proper and timely voting instructions of other 401(k) Plan participants have been received by Fidelity.

What constitutes a quorum?

In order for business to be conducted at the meeting, a quorum must be present in person or represented by valid proxies. For each of the proposals to be presented at the meeting, a quorum consists of the holders of a majority of the shares of common stock issued and outstanding on March 29, 2010, the record date, or at least 13,133,485 shares.

Shares of common stock represented in person or by proxy (including broker non-votes and shares that abstain or do not vote with respect to a particular proposal to be voted upon) will be counted for the purpose of determining whether a quorum exists at the meeting for that proposal.

If a quorum is not present, the meeting will be adjourned until a quorum is obtained.

What vote is required for each item, and how will votes be counted?

Each share of common stock will be counted as one vote according to the instructions contained on a proper proxy card, whether submitted in person, by mail, over the Internet or by telephone, or on a ballot voted in person at the meeting.

Election of directors. Under our bylaws, a nominee will be elected to our board of directors if the votes cast “for” the nominee’s election exceed the votes cast “against” the nominee’s election. Abstentions and broker non-votes do not count as votes “for” or “against” and therefore have no effect on the outcome of the voting. If the shares you own are held in street name by a bank or brokerage firm, that bank or brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. Starting this year, if you do not instruct your bank or broker how to vote with respect to this item, your bank or broker may not vote with respect to this proposal. If an uncontested incumbent director nominee receives a majority of votes “against” his election, the director must tender a resignation from our board. Our board of directors, acting through the Nominating and Corporate Governance Committee, will then decide whether to accept the resignation or other action should be taken. We will publicly disclose our board’s decision and its reasoning with regard to the offered resignation.

Approval of 2010 Stock Incentive Plan. Under our bylaws, the affirmative vote of a majority of the total voting power of shares of our common stock present in person or by proxy and entitled to vote on the proposal is needed to approve the 2010 Stock Incentive Plan and reserve shares of our common stock for future issuance under the plan. If the shares you own are held in street name by a bank or brokerage firm, that bank or brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. If you do not provide instructions, your bank or broker may not vote with respect to this proposal and these broker non-votes will have no effect on the outcome of the voting. If you vote to “abstain” on this item, your shares will not be voted “for” or “against” the proposal, which has the same effect as a vote against the proposal.

Ratification of independent registered public accounting firm. Under our bylaws, the affirmative vote of a majority of the voting power of shares of our common stock present in person or by proxy and entitled to vote on the proposal is needed to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm. If the shares you own are held in street name by a bank or brokerage firm, that bank or brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. If you do not provide instructions, the bank or brokerage firm may vote your shares or leave them unvoted. If you vote to “abstain” on this item, your shares will not be voted “for” or “against” the proposal, which has the same effect as a vote against the proposal.

Who will count the votes?

The votes will be counted, tabulated and certified by Broadridge Financial Solutions, Inc.

Will my vote be kept confidential?

Yes, your vote will be kept confidential and we will not disclose your vote, unless (1) we are required to do so by law (including in connection with the pursuit or defense of a legal or administrative action or proceeding), or (2) there is a contested election for the board of directors. The inspector of election will forward any written comments that you make on the proxy card to management without providing your name, unless you expressly request disclosure on your proxy card.

How does the board of directors recommend that I vote on the proposals?

Our board of directors recommends that you vote:

FOR the election of each of the 12 nominees to serve on our board of directors, each for a one year term;

FOR the approval of our 2010 Stock Incentive Plan and the reservation of up to 3,000,000 shares of common stock for issuance under that plan, together with additional shares that could be added in from expiring or canceled grants under our prior stock incentive plan; and

FOR the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the 2010 fiscal year.

Will any other matters be voted on at this meeting?

We do not know of any other matters that may come before the meeting. If any other matters are properly presented at the meeting, the persons named on the accompanying proxy card intend to vote, or otherwise act, in accordance with their judgment on those matters. Our bylaws establish the process for a stockholder to bring a matter before a meeting. See “How and when may I submit a stockholder proposal, including a stockholder nomination for director, for the 2011 annual meeting?” below.

Where can I find the voting results?

We will report the voting results in a Form 8-K filed with the U.S. Securities and Exchange Commission, or SEC, within four business days after the end of our annual meeting.

How and when may I submit a stockholder proposal, including a stockholder nomination for director, for the 2011 annual meeting?

In accordance with the rules of the SEC, if you are interested in submitting a proposal to be included in the proxy statement for our 2011 annual meeting of stockholders, we must receive your proposal, addressed to Gerald E. Quirk, Esq., Vice President, Corporate Affairs and General Counsel, Infinity Pharmaceuticals, Inc., 780 Memorial Drive, Cambridge, Massachusetts 02139, no later than December 9, 2010.

In addition, our bylaws require that we be given advance written notice for nominations for election to our board of directors and other matters that stockholders wish to present for action at an annual meeting other than those to be included in our proxy statement. We must receive such proposals not later than the close of business on February 24, 2011, nor earlier than the close of business on January 25, 2011. If the date of our 2011 annual meeting of stockholders is prior to April 25, 2011 or after August 3, 2011, we must receive such proposals not earlier than the close of business on the one hundred and twentieth day prior to the 2011 annual meeting of stockholders nor later than the tenth day following the date of the first public announcement of such meeting. To submit a proposal, a stockholder must send a notice containing the supporting information set forth in our bylaws to Mr. Quirk at the address provided above.

What are the costs of soliciting these proxies?

We will bear the costs of solicitation of proxies. We have engaged The Altman Group to assist us with the solicitation of proxies and expect to pay The Altman Group no more than $10,000 for their services. In addition to solicitations by mail, The Altman Group and our directors, officers and regular employees may solicit proxies by telephone, email and personal interviews without additional remuneration. We will request brokers, custodians and fiduciaries to forward proxy soliciting material to the owners of shares of our common stock that they hold in their names. We will reimburse banks and brokers for their reasonable out-of-pocket expenses incurred in connection with the distribution of our proxy materials.

How can I obtain an Annual Report on Form 10-K?

Our annual report on Form 10-K for the fiscal year ended December 31, 2009 is available on our website at www.infi.com. If you would like a copy of our annual report on Form 10-K, including the financial statements, or any of its exhibits, we will send you one without charge. Please contact Monique Allaire in our investor relations department at 780 Memorial Drive, Cambridge, Massachusetts 02139; telephone: 617-453-1105; e-mail: irpr_info@infi.com.

Whom should I contact if I have any questions?

If you have any questions about the annual meeting or your ownership of our common stock, please contact Monique Allaire in our investor relations department at 780 Memorial Drive, Cambridge, Massachusetts 02139; telephone: 617-453-1105; e-mail: irpr_info@infi.com.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement and annual report to stockholders may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you write or call Monique Allaire in our investor relations department at 780 Memorial Drive, Cambridge, Massachusetts 02139; telephone: 617-453-1105; e-mail: irpr_info@infi.com. If you want to receive separate copies of the proxy statement or annual report to stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and telephone number.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table contains information regarding the beneficial ownership of our common stock as of February 28, 2010 by:

•	stockholders we know to beneficially own more than 5% of our outstanding common stock;

•	each of our current directors and nominees for director named in this proxy statement;

•	each of our executive officers named in the Summary Compensation Table included in this proxy statement; and

•	all of our current directors and executive officers as a group.

Name and Address of Beneficial Owner (1)	Number of Shares of Common Stock Owned	+	Common Stock Underlying Options and Other Rights Acquirable Within 60 Days (2)	=	Total Beneficial Ownership (#)	Percentage of Common Stock Beneficially Owned (%) (3)
5% Stockholders
Beacon Company(4)	3,000,000		3,000,000		6,000,000	20.5%
Rosebay Medical Company L.P.(5)	3,000,000		3,000,000		6,000,000	20.5%
Entities affiliated with Biotechnology Value Fund, L.P.(6)	2,572,908		—		2,572,908	9.8%
Entities affiliated with Prospect Venture Partners II, L.P.(7)	2,102,445		—		2,102,445	8.0%
Novartis AG(8)	1,434,478		—		1,434,478	5.5%

Directors
Adelene Q. Perkins(9)	244,263		384,435		628,698	2.4%
Steven H. Holtzman	175,535		390,292		565,827	2.1%
Martin Babler	—		16,875		16,875	*
Anthony B. Evnin, Ph.D.(10)	1,176,284		55,782		1,232,066	4.7%
Harry F. Hixson, Jr., Ph.D.	—		61,250		61,250	*
Eric S. Lander, Ph.D.(11)	82,758		35,960		118,718	*
Patrick P. Lee	—		39,375		39,375	*
Arnold J. Levine, Ph.D.	15,287		44,925		60,212	*
Thomas J. Lynch, M.D.	—		4,688		4,688	*
Franklin H. Moss, Ph.D.(12)	56,128		35,960		92,088	*
Ian F. Smith	—		22,500		22,500	*
James B. Tananbaum, M.D.(13)	1,552,198		35,157		1,587,355	6.0%
Michael C. Venuti, Ph.D.	50,000		50,000		100,000	*

Other Named Executive Officers
Julian Adams, Ph.D.(14)	262,945		287,202		550,147	2.1%
All current directors and executive officers as a group (16 persons)	3,635,572		1,672,977		5,308,549	19.0%

*	Represents holdings of less than one percent.
(1)	Unless otherwise indicated, the address for each person is to the care of Infinity Pharmaceuticals, Inc., 780 Memorial Drive, Cambridge, Massachusetts 02139.
(2)	The number of shares of our common stock owned by each person is determined under the rules of the Securities and Exchange Commission, or SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days after February 28, 2010 through the exercise of any stock option or other right.
(3)

Percentage of beneficial ownership is based on 26,263,305 shares of our common stock outstanding as of February 28, 2010. In addition, shares of common stock subject to options or other rights currently exercisable, or exercisable within 60 days of February 28, 2010, are deemed outstanding and beneficially owned for the purpose of computing the percentage beneficially owned by (i) the individual holding such options or other rights (but not any other individual) and (ii) the directors and executive officers as a group.

(4)	Includes 3,000,000 shares of common stock issuable upon the exercise of currently exercisable warrants. Beacon Company’s partners are Stanhope Gate Corp., a British Virgin Islands company and Beacon Trust Company Limited, as Trustee under Settlement dated 31 December 1993. Beacon Company’s principal executive offices are located at Don Street, St. Helier, Jersey JE4 9WG, Channel Islands. For information regarding Beacon Company, we have relied on the Schedule 13D filed by Beacon Company and Rosebay Medical Company L.P. with the SEC on December 1, 2008 and the Schedule 13D/A filed by Beacon Company and Rosebay Medical Company L.P. with the SEC on January 16, 2009.
(5)	Includes 3,000,000 shares of common stock issuable upon the exercise of currently exercisable warrants. Rosebay Medical Company L.P.’s general partner is Rosebay Medical Company, Inc., a Delaware corporation. Rosebay Medical Company L.P.’s principal executive offices are located at 14000 Quail Springs Parkway #2200, Oklahoma City, Oklahoma 73134. For information regarding Rosebay Medical Company L.P., we have relied on the Schedule 13D filed by Beacon Company and Rosebay Medical Company L.P. with the SEC on December 1, 2008 and the Schedule 13D/A filed by Beacon Company and Rosebay Medical Company L.P. with the SEC on January 16, 2009.
(6)	Consists of 587,908 shares of common stock held by Biotechnology Value Fund, L.P., 407,000 shares of common stock held by Biotechnology Value Fund II, L.P., 1,410,000 shares of common stock held by BVF Investments, L.L.C., and 168,000 shares of common stock held by Investment 10, L.L.C. The address of Biotechnology Value Fund, L.P. is 900 North Michigan Avenue, Suite 1100, Chicago, Illinois 60611. For information regarding Biotechnology Value Fund, L.P., we have relied on the Schedule 13G filed by Biotechnology Value Fund, L.P. with the SEC on February 9, 2010.
(7)	Consists of 1,417,508 shares of common stock held by Prospect Venture Partners II, L.P. and 684,937 shares of common stock held by Prospect Venture Partners, L.P. The general partner of Prospect Venture Partners II, L.P. is Prospect Management Co. II, L.L.C. The managing directors of Prospect Management Co. II, L.L.C., Dr. Tananbaum, David Schnell, Alexander Barkas and Russell Hirsch, share voting and investment power over the shares held of record by Prospect Venture Partners II, L.P. The general partner of Prospect Venture Partners, L.P. is Prospect Management Co., L.L.C. The managing directors of Prospect Management Co., L.L.C., David Schnell and Alexander Barkas, share voting and investment power over the shares held of record by Prospect Venture Partners, L.P. Each of the managing directors listed above disclaims beneficial ownership of the shares over which he shares voting and investment power, except to the extent of his pecuniary interest therein. The address of Prospect Venture Partners is 435 Tasso Street, Suite 200, Palo Alto, California 94301.
(8)	Consists of 1,134,809 shares of common stock held by Novartis Pharma AG and 299,669 shares of common stock held by Novartis BioVentures Ltd. Novartis AG, as the parent of each of Novartis Pharma AG and Novartis BioVentures Ltd., may be deemed to beneficially own such shares. The address of Novartis AG is Lichtstrasse 35, 4056-Basel, Switzerland. For information regarding Novartis AG, we have relied on the Schedule 13G filed by Novartis AG with the SEC on February 14, 2007.
(9)	Of the shares of common stock held by Ms. Perkins, 3,799 shares were subject to a right of repurchase in our favor as of February 28, 2010.
(10)	Includes 211,504 shares of common stock held by Venrock Associates, 941,249 shares of common stock held by Venrock Associates III, L.P. and 23,531 shares of common stock held by Venrock Entrepreneurs Fund III, L.P. Venrock Associates is a limited partnership of which Dr. Evnin is a General Partner. Dr. Evnin shares voting and investment power with respect to securities held of record by Venrock Associates with the General Partners of Venrock Associates. Venrock Associates III, L.P. is a limited partnership of which Venrock Management III, LLC is the General Partner. Dr. Evnin is a Member of Venrock Management III, LLC and shares voting and investment power with the Members of Venrock Management III, LLC with respect to securities held of record by Venrock Associates III, L.P. Venrock Entrepreneurs Fund III, L.P. is a limited partnership of which VEF Management III, LLC is the General Partner. Dr. Evnin is a Member of VEF Management III, LLC and shares voting and investment power with the Members of VEF Management III, LLC with respect to securities held of record by Venrock Entrepreneurs Fund III, L.P. Dr. Evnin disclaims beneficial ownership of all such securities listed above, except to the extent of his pecuniary interest therein. The address of Venrock is 530 Fifth Avenue, 22nd Floor, New York, New York 10036.
(11)	Consists of 71,707 shares of common stock held by Dr. Lander and 11,051 shares of common stock held by the Lander-Weiner Family Trust, of which Dr. Lander serves as a trustee. Dr. Lander shares voting and investment power with the other trustee over the shares held by the Lander-Weiner Family Trust.
(12)	Consists of 22,974 shares of common stock held by Dr. Moss, and 33,154 shares of common stock held by Dr. Moss, together with Kimberley S. Moss, as joint tenants with the right of survivorship.
(13)	Includes 134,690 shares of common stock held by a trust for which Dr. Tananbaum serves as trustee and has voting and investment power, and 1,417,508 shares of common stock held by Prospect Venture Partners II, L.P. Dr. Tananbaum is a managing director of Prospect Management Co. II, L.L.C., the general partner of Prospect Venture Partners II, L.P. Dr. Tananbaum disclaims beneficial ownership of the shares of common stock held by Prospect Venture Partners II, L.P., except to the extent of his pecuniary interest therein.
(14)	Of the shares of common stock held by Dr. Adams, 7,601 shares were subject to a right of repurchase in our favor as of February 28, 2010.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, officers and holders of more than 10% of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other of our equity securities. Based solely on our review of copies of Section 16(a) reports furnished to us and representations made to us, we believe that during the year ended December 31, 2009, our officers, directors and holders of more than 10% of our common stock complied with all Section 16(a) filing requirements.

PROPOSAL 1—ELECTION OF DIRECTORS

All of our directors stand for election annually. The board of directors has set the number of directors at 12. Unless you indicate otherwise on your proxy, the persons named in the accompanying proxy will vote to elect Messrs. Babler, Holtzman, Lee and Smith, Drs. Evnin, Lander, Levine, Lynch, Moss, Tananbaum and Venuti, and Ms. Perkins as directors to serve until our 2011 annual meeting of stockholders and until his or her successor is duly elected and qualified. Each of the nominees is currently a member of our board of directors, and each has indicated his or her willingness to serve if elected. If any nominee should be unable to serve, however, the shares of common stock represented by proxies may be voted for a substitute nominee designated by the board of directors.

Dr. Hixson, who is currently a member of our board of directors, is retiring effective May 24, 2010 and is not standing for re-election as director. Dr. Hixson, age 71, has served as a member of our board of directors and of the board of directors of our predecessor company since May 2001. He also served as chairman of our predecessor company from November 2005 until September 2006. Dr. Hixson has served as interim Chief Executive Officer of Sequenom, Inc., a publicly-traded human genetics products and services company, since September 2009 and as Chairman of its board of directors since 2003. From 1998 to 2002, Dr. Hixson served as Chief Executive Officer of Elitra Pharmaceuticals, a private biopharmaceutical company, and as its Chairman from 1998 to 2003. He also served as Chairman of BrainCells, Inc., a private biopharmaceutical company, from its founding in 2003 to 2009 and as its Chief Executive Officer from its founding until 2005. Dr. Hixson is also a director of Arena Pharmaceuticals, Inc. and NovaBay Pharmaceuticals, Inc., both publicly-traded biopharmaceutical companies, and he remains a current director of BrainCells, Inc. Dr. Hixson received a B.S. in Chemical Engineering from Purdue University, an M.B.A. from The University of Chicago and a Ph.D. in Physical Biochemistry from Purdue University. We believe Dr. Hixson’s qualifications to sit on our board of directors included his substantial experience in executive management of life sciences companies and expertise the commercialization of biopharmaceutical products.

Director Qualifications

The following paragraphs provide information as of the date of this proxy statement about each nominee. The information presented includes information each nominee has given us about his or her age, all positions he or she holds, his or her principal occupation and business experience for the past five years, and the names of other publicly-held companies of which he or she currently serves as a director or has served as a director during the past five years. In addition to the information presented below regarding each nominee’s specific experience, qualifications, attributes and skills that led our board to the conclusion that he or she should serve as a director, we also believe that all of our director nominees have a reputation for integrity, honesty and adherence to high ethical standards. They each have demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to Infinity and our board. Finally, we value their significant experience on other public company boards of directors and board committees.

Information about the number of shares of common stock beneficially owned by each of the nominees for director appears above under the heading “Stock Ownership of Certain Beneficial Owners and Management.” There are no family relationships between or among any of our officers, directors or nominees for director.

Martin Babler, age 45, has served as a member of our board of directors since May 2008. Mr. Babler is Chief Executive Officer of Talima Therapeutics, Inc., a privately-held drug delivery company, a position he has held since February 2008. Prior to joining Talima, from 2000 to 2006, Mr. Babler was Vice President of Immunology Sales and Marketing, and Director of Cardiovascular Marketing, at Genentech, Inc. Prior to joining Genentech, Mr. Babler held various roles of increasing responsibility in sales, sales management, marketing and business development with Eli Lilly and Company. Mr. Babler holds a degree in Pharmacy/Pharmacology from the ETH in Zurich, Switzerland and attended the Executive Development Program at Kellogg Graduate School of Management. We believe Mr. Babler’s qualifications to sit on our board of directors include his experience in the commercialization of biopharmaceutical products and the integration of scientific and commercial disciplines.

Anthony B. Evnin, Ph.D., age 69, has served as a member of our board of directors since September 2006 and a member of the board of directors of Infinity Discovery, Inc. from June 2001 until the time of its merger with our predecessor company in September 2006. Since 1975, Dr. Evnin has served as a Partner of Venrock, a venture capital firm. Dr. Evnin also serves as a director of a number of private companies, as well as Icagen, Inc. and Pharmos Corporation, both publicly-traded biopharmaceutical companies. Dr. Evnin is also a Trustee of The Rockefeller University, a Trustee Emeritus of Princeton University, and a member of the Board of Overseers of Memorial Sloan-Kettering Cancer Center. He previously served as a director of the following publicly traded biopharmaceuticals companies during the last five years: Memory Pharmaceuticals Corp., Sunesis, Inc., Renovis, Inc., and Coley Pharmaceuticals Group, Inc. Dr. Evnin received an A.B. in Chemistry from Princeton University and a Ph.D. in Chemistry from the Massachusetts Institute of Technology. We believe Dr. Evnin’s qualifications to sit on our board of directors include his substantial experience as an investor in, and director of, early stage biopharmaceutical companies as well as his expertise in corporate strategy.

Steven H. Holtzman, age 56, has served as Chair of our board of directors since September 2006, as our Chief Executive Officer from September 2006 through December 2009, and as our president from October 2007 to October 2008. Mr. Holtzman is also a co-founder of Infinity Discovery, Inc. and served as its Chief Executive Officer and as Chair of its board of directors from inception in 2001 until the time of its merger with our predecessor company in September 2006. Mr. Holtzman also served as President of Infinity Discovery from July 2001 to February 2006. From 1994 to 2001, Mr. Holtzman served as Chief Business Officer of Millennium Pharmaceuticals, Inc., a publicly-traded pharmaceutical company. From 1996 to 2001, Mr. Holtzman served as a presidential appointee to the National Bioethics Advisory Commission, the principal advisory body to the President and Congress on ethical issues in the biomedical and life sciences. Prior to joining Millennium Pharmaceuticals, Inc., from 1986 to 1994, Mr. Holtzman was a founder and Executive Vice President of DNX Corporation, a publicly-traded biotechnology company. Mr. Holtzman is a director of Anadys Pharmaceuticals, Inc., a publicly-traded biopharmaceutical company, Satori Pharmaceuticals, Inc., a private biopharmaceutical company, and a trustee of the Berklee College of Music. Mr. Holtzman received a B.A. in Philosophy from Michigan State University and a B.Phil. in Philosophy from Oxford University, which he attended as a Rhodes Scholar. We believe Mr. Holtzman’s qualifications to sit on our board of directors include his extensive experience as a senior business executive in the biopharmaceutical industry, including as our founder, Chair, and until recently Chief Executive Officer, and his vision and leadership in nurturing our innovative culture of citizen-ownership.

Eric S. Lander, Ph.D., age 53, has served as a member of our board of directors since September 2006. Dr. Lander was a co-founder and a member of the board of directors of Infinity Discovery, Inc. from 2001 until the time of its merger with our predecessor company in September 2006. Dr. Lander has been a Professor and Associate Professor of Biology at the Massachusetts Institute of Technology since 1990 and a Professor of Systems Biology at Harvard Medical School since 2004. Dr. Lander has served as the founding Director of The Eli and Edythe L. Broad Institute, a biomedical research institute formed by MIT and Harvard University, since 2003 and as a member of the Whitehead Institute for Biomedical Research since 1989. From 1993 to 2003, Dr. Lander was the Director of the Whitehead/MIT Center for Genome Research. He also served as a director of Millennium Pharmaceuticals, Inc., a publicly-traded biopharmaceutical company, during the last five years. Dr. Lander received an A.B. in Mathematics from Princeton University and a D.Phil. in Mathematics from

Oxford University, which he attended as a Rhodes Scholar. We believe Dr. Lander’s qualifications to sit on our board of directors include his scientific acumen and expertise in the fields of genomics and human genetic diseases.

Patrick P. Lee, age 54, has served as a member of our board of directors since September 2006 and a member of the board of directors of Infinity Discovery, Inc. from September 2002 until the time of its merger with our predecessor company in September 2006. Mr. Lee has been a General Partner of Ares Life Sciences, an investment firm, since February 2009. Prior to joining Ares Life Sciences, Mr. Lee was a General Partner of Advent Venture Partners, a venture capital firm, and was employed by Advent Venture Partners from 1999 through February 2009. Prior to joining Advent Venture Partners, from 1989 to 1999, Mr. Lee held various positions with Rhone-Poulenc Rorer in the United States, and Rhone Poulenc in Paris, France, where he was most recently Group Vice President for Mergers & Acquisitions. Prior to that he had been with Baxter International, a publicly-traded healthcare products and services company, and Booz Allen and Hamilton, a consulting firm. He previously served as a director of Algeta AS, a publicly-traded biopharmaceutical company, during the last five years. Mr. Lee received a B.A. in Biology from Vassar College and an M.B.A. from the Stanford Graduate School of Business. We believe Mr. Lee’s qualifications to sit on our board of directors include his experience as an investor in, and director of, early stage biopharmaceutical companies as well as his expertise in strategic business development and finance.

Arnold J. Levine, Ph.D., age 70, has served as a member of our board of directors since September 2006 and a member of the board of directors of Infinity Discovery, Inc. from 2001 until the time of its merger with our predecessor company in September 2006. Since 2002, Dr. Levine has been a Professor at the Institute for Advanced Study and Professor at The Cancer Institute of New Jersey, Robert Wood Johnson School of Medicine. From 1998 to 2002, Dr. Levine was President of Rockefeller University. Prior to joining Rockefeller University, Dr. Levine was the Harry C. Weiss Professor in the Life Sciences and Chairman of the Department of Molecular Biology at Princeton University from 1984 to 1996. Dr. Levine also serves as a director of Theravance, Inc., Applera Corporation and Life Technologies Corp., publicly-traded life science companies. Dr. Levine received a B.A. in Biology from Harpur College, State University of New York at Binghamton and a Ph.D. in Microbiology from The University of Pennsylvania. We believe Dr. Levine’s qualifications to sit on our board of directors include his scientific acumen and its application to the discovery and development of innovative new medicines.

Thomas J. Lynch, M.D., age 49, has served as a member of our board of directors since October 2009. Dr. Lynch is the Director of the Yale Cancer Center and the Physician-in-Chief at Smilow Cancer Hospital at Yale-New Haven, a position he has held since February 2009. Prior to 2009, Dr. Lynch was the Chief of Hematology-Oncology at Massachusetts General Hospital, or MGH, and a Professor of Medicine at Harvard Medical School. He received his M.D. from Yale University and completed his internship and residency at MGH. Before joining the staff at MGH, Dr. Lynch served as a fellow in medical oncology at the Dana-Farber Cancer Institute. Dr. Lynch is a founding board member and vice chair of the board of the Kenneth B. Schwartz Center, a foundation devoted to promoting compassionate health care. We believe Dr. Lynch’s qualifications to sit on our board of directors include his substantial experience in the field of clinical oncology.

Franklin H. Moss, Ph.D., age 61, has served as a member of our board of directors since September 2006. Dr. Moss was a co-founder and a member of the board of directors of Infinity Discovery, Inc., which merged into our predecessor company in September 2006, from 2001 until the time of such merger. Since 1998, Dr. Moss has been President of Strategic Software Ventures LLC, a firm that nurtures enterprise software startup companies, and since February 2006, Dr. Moss has served as Director of The Media Lab and Weisner Professor of Media Arts and Sciences at the Massachusetts Institute of Technology. From 2001 through 2003, Dr. Moss served as Chairman of the Informatics Advisory Board of Infinity Discovery, Inc. From 1991 to 1996, Dr. Moss served as Chief Executive Officer and Chairman of Tivoli Systems, a private software company sold to IBM in 1996. Prior to joining Tivoli Systems, Dr. Moss held a variety of positions with Lotus Development, Stellar Computer, Apollo Computer and IBM Research. Dr. Moss received a B.S. in Aerospace and Mechanical Sciences from

Princeton University and an S.M. and Ph.D. in Aeronautics and Astronautics from the Massachusetts Institute of Technology. We believe Dr. Moss’s qualifications to sit on our board of directors include his experience as a successful entrepreneur and his expertise in organizational development matters.

Adelene Q. Perkins, age 50, has served as a member of our board of directors and our President and Chief Executive Officer since January 2010, President and Chief Business Officer from October 2008 through December 2009 and as our Executive Vice President and Chief Business Officer between September 2006 and October 2008. Ms. Perkins served as Executive Vice President of Infinity Discovery, Inc. from February 2006 until the merger with our predecessor company in September 2006 and Chief Business Officer of Infinity Discovery from June 2002 until September 2006. Ms. Perkins served as Vice President of Business and Corporate Development of TransForm Pharmaceuticals, Inc., a private pharmaceutical company, from 2000 to 2002. From 1992 to 1999, Ms. Perkins held various positions at Genetics Institute, now a business unit of Wyeth Pharmaceuticals, Inc., most recently serving as Vice President of Emerging Business and General Manager of the DiscoverEase® business unit. From 1985 to 1992, Ms. Perkins held a variety of positions at Bain & Company, a strategy consulting firm. Ms. Perkins received a B.S. in Chemical Engineering from Villanova University and an M.B.A. from Harvard Business School. We believe Ms. Perkins’ qualifications to sit on our board of directors include her extensive experience as a senior business executive in the biopharmaceutical industry, including as our President and Chief Executive Officer, and her expertise in corporate strategy and business operations.

Ian F. Smith, age 44, has served as a member of our board of directors since May 2008. Mr. Smith is Executive Vice President and Chief Financial Officer of Vertex Pharmaceuticals, Inc., a position he has held since February 2006. From November 2003 to February 2006, he was Vertex’s Senior Vice President and Chief Financial Officer, and from October 2001 to November 2003, he served as Vertex’s Vice President and Chief Financial Officer. Prior to joining Vertex, Mr. Smith served as a partner in the Life Science and Technology Practice Group of Ernst & Young LLP, an accounting firm, from 1999 to 2001. Mr. Smith initially joined Ernst & Young’s U.K. firm in 1987, and then joined its Boston office in 1995. Mr. Smith currently is a member of the Board of Directors of Acorda Therapeutics, Inc., a publicly-traded biopharmaceutical company, and Tolerx Inc., a privately-held biopharmaceutical company. He also served as a director of Epix Pharmaceuticals, Inc., a publicly-traded biopharmaceutical company, during the past five years. Mr. Smith holds a B.A. in accounting and finance from Manchester Metropolitan University, U.K., is a member of the American Institute of Certified Public Accountants and is a Chartered Accountant of England and Wales. We believe Mr. Smith’s qualifications to sit on our board of directors include his experience as the chief financial officer of a publicly traded biopharmaceutical company as well as his expertise in accounting and corporate finance.

James B. Tananbaum, M.D., age 46, has served as a member of our board of directors since September 2006. Dr. Tananbaum was a co-founder and a member of the board of directors of Infinity Discovery, Inc. from 2001 until the time of its merger with our predecessor company in September 2006. From 2000 to the present, Dr. Tananbaum has served as Managing Director of Prospect Venture Partners L.P. II and III, venture partnerships he co-founded. From 1997 to 2000, Dr. Tananbaum served as Chief Executive Officer of Theravance, Inc., a publicly-traded biopharmaceutical company. From 1993 to 1997, Dr. Tananbaum served as a partner of Sierra Ventures, a venture capital firm. Dr. Tananbaum also serves as a director of Jazz Pharmaceuticals, Inc. and Novavax, Inc., both publicly-held biopharmaceutical companies, and the following privately-held biopharmaceutical companies: Vitae Pharmaceuticals, Inc., Patient Care, Inc., Pathwork Diagnostics, Inc., RoxRo Pharma, Inc., Cognentus Pharmaceuticals, Inc., Amira Pharmaceuticals, Inc. and Lapis Therapeutics, Inc. He previously served as a director of the following publicly-traded biopharmaceutical companies during the last five years: Critical Therapeutics, Inc. and Vanda Pharmaceuticals, Inc. Dr. Tananbaum received a B.S.E.E. from Yale University and an M.D. and M.B.A. from Harvard University. We believe Dr. Tananbaum’s qualifications to sit on our board of directors include his experience as an investor in, and director of, early stage biopharmaceutical companies as well as his expertise in strategic business development.

Michael C. Venuti, Ph.D., age 56, has served as a member of our board of directors and the board of directors of our predecessor company since May 2003. Dr. Venuti has been President and Chief Scientific

Officer of iPierian, Inc., a privately-held biopharmaceutical company, since February 2010. Dr. Venuti was Chief Executive Officer and Director of BioSeek, Inc., a privately-held drug discovery company, from November 2007 to February 2010. Prior to that, Dr. Venuti was an Operating Manager at TPG Growth Biotech Ventures, a private equity firm, from January through June 2007. Dr. Venuti served as the Acting Chief Executive Officer of our predecessor company prior to its merger with IDI in September 2006, and as its Chief Scientific Officer from April 2005 through September 2006. Prior to that, he was Senior Vice President of Pharmacogenomics, and was named Senior Vice President of Research and General Manager of Celera South San Francisco when the Celera Genomics Group of Applera Corporation, a life sciences company, acquired Axys Pharmaceuticals, Inc. in 2001. From 1994 through 2001, Dr. Venuti was Director of Medicinal Chemistry, and then Chief Technical Officer, for Axys Pharmaceuticals and its predecessor company, Arris Pharmaceutical Corporation. Dr. Venuti received an A.B. in Chemistry from Dartmouth College and a Ph.D. in Organic Chemistry from the Massachusetts Institute of Technology. We believe Dr. Venuti’s qualifications to sit on our board of directors include his experience and scientific expertise in running research and development operations to drive strategic and business development goals at biotechnology and larger life sciences companies.

Our board of directors recommends that you vote FOR the election of each of the nominees named above.

CORPORATE GOVERNANCE

General

We believe that good corporate governance is important to ensure that our company is managed for the long-term benefit of our stockholders. We periodically review our corporate governance policies and practices and compare them to those suggested by various authorities in corporate governance and the practices of other public companies. As a result, we have adopted policies and procedures that we believe are in the best interests of Infinity and our stockholders.

You can access the current charters for our Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Research and Development Committee, our Corporate Governance Guidelines, and our Code of Business Conduct and Ethics at www.infi.com or by contacting Monique Allaire in our investor relations department at 780 Memorial Drive, Cambridge, Massachusetts 02139; telephone: 617-453-1105; e-mail: irpr_info@infi.com.

Corporate Governance Guidelines; Code of Business Conduct and Ethics

Our board of directors has adopted corporate governance guidelines to assist the board in the exercise of its duties and responsibilities and to serve the best interests of Infinity and our stockholders. These guidelines, which provide a framework for the conduct of the board’s business, provide that:

•	the principal responsibility of the directors is to oversee our management;

•	a majority of the members of the board shall be independent directors, unless otherwise permitted by NASDAQ rules;

•	the independent directors meet at least twice a year and at other times at the request of any independent director;

•	directors have full and free access to management and, as necessary and appropriate, independent advisors; and

•	at least annually, the Nominating and Corporate Governance Committee oversees a self-evaluation by the board and its committees to assess the effectiveness of the board and its committees.

In addition, our corporate governance guidelines set forth our policy that directors should attend annual stockholder meetings. All of the directors attended our 2009 annual meeting of stockholders.

We have also adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer and controller, or persons performing similar functions. We have posted a copy of the code on our website, www.infi.com. In addition, we intend to post on our website all disclosures that are required by law or the NASDAQ Stock Market listing standards concerning any amendments to, or waivers of, our code.

Determination of Independence

Under applicable NASDAQ rules, a director will only qualify as an “independent director” if, in the opinion of our board of directors, that person does not have a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Our board of directors has determined that none of Messrs. Babler, Lee or Smith or Drs. Evnin, Lander, Levine, Lynch, Moss or Tananbaum has a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is or would be an “independent director” as defined under Rule 4200(a)(15) of the NASDAQ Stock Market, Inc. Marketplace Rules. Further, our board of directors had previously determined that Dr. Hixson, who served on our board of directors during the year ended December 31, 2009, did not have a relationship that would have interfered with the exercise of independent judgment in carrying out the responsibilities of a director and that he was an “independent director” as defined above.

Director Candidates: Criteria and Diversity

In considering whether to recommend to our board of directors any particular candidate for inclusion in the board’s slate of recommended director nominees, including candidates recommended by stockholders, the Nominating and Corporate Governance Committee applies the criteria set forth in our corporate governance guidelines. These criteria include the candidate’s integrity, business acumen, knowledge of our business and industry, experience, diligence, conflicts of interest and the ability to act in the interests of all stockholders. The Nominating and Corporate Governance Committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for each nominee. We believe that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the board to fulfill its responsibilities. While we do not have a formal policy with respect to diversity, the value of diversity on the board of directors is considered by the Nominating and Corporate Governance Committee and director nominees are not discriminated against on the basis of race, gender, religion, national origin, sexual orientation, disability or any other basis proscribed by law.

The process followed by the Nominating and Corporate Governance Committee to identify and evaluate candidates includes requests to independent directors and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates, and interviews of selected candidates by members of the board.

Stockholders may recommend individuals to the Nominating and Corporate Governance Committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of our common stock for at least a year as of the date such recommendation is made, to the Nominating and Corporate Governance Committee, c/o Gerald E. Quirk, Esq., Vice President, Corporate Affairs and General Counsel, Infinity Pharmaceuticals, Inc., 780 Memorial Drive, Cambridge, Massachusetts 02139. Assuming that appropriate biographical and background material is provided for candidates recommended by stockholders, the Nominating and Corporate Governance Committee will evaluate those candidates by following substantially the same process, and applying substantially the same criteria, as for candidates submitted by others.

Our stockholders also have the right to nominate director candidates themselves, without any prior review or recommendation by the Nominating and Corporate Governance Committee, by following the procedures set forth in response to the question “How and when may I submit a stockholder proposal, including a stockholder nomination for director, for the 2011 annual meeting?” above.

Communications from Stockholders

Our board of directors will give appropriate attention to written communications that are submitted by stockholders and other interested parties, and will respond if and as appropriate. Dr. Evnin, as our current Lead Outside Director, is primarily responsible for monitoring communications from stockholders and for providing copies or summaries to the other directors as he considers appropriate.

Communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that the Lead Outside Director considers to be important for the directors to know. In general, communications relating to corporate governance and corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we tend to receive repetitive or duplicative communications.

Stockholders who wish to send communications on any topic to the board of directors should address such communications to Board of Directors, c/o Gerald E. Quirk, Esq., Vice President, Corporate Affairs and General Counsel, Infinity Pharmaceuticals, Inc., 780 Memorial Drive, Cambridge, MA 02139, or by email to contactboard@infi.com.

Board and Committee Meetings

Our board of directors has responsibility for reviewing our overall performance rather than for overseeing day-to-day operations. The board’s primary responsibility is to oversee the management of the Company and, in so doing, serve the best interests of our company and its stockholders. The board selects, evaluates and provides for the succession of executive officers and, subject to oversight by the Nominating and Corporate Governance Committee, the board nominates for election at annual stockholder meetings individuals to serve on our board of directors and elects individuals to fill any vacancies on the board. It reviews corporate objectives and strategies, and evaluates and approves significant policies and proposed major commitments of corporate resources and material proposed transactions. It participates in decisions that have a potential major economic impact on our company. Management keeps the directors informed of our activities through regular written reports and presentations at board and committee meetings.

Our board of directors met eight times during our 2009 fiscal year, including by telephone conference. During that year, each of our directors attended 75% or more of the total number of meetings of the board of directors and the committees on which he served, except for Mr. Smith, who attended nine of the 13, or 69%, meetings of the board of directors and the committee on which he served. Of the meetings Mr. Smith did not attend, two of them were special meetings of the board of directors that were unplanned and called on short notice to discuss time-sensitive developments in our business.

Our board has standing Audit, Compensation, Nominating and Corporate Governance, and Research and Development Committees. Each committee has a charter that has been approved by the board. Each committee must review the appropriateness of its charter and perform a self-evaluation at least annually. All members of the Audit, Compensation and Nominating and Corporate Governance Committees are independent, non-employee directors.

Board Leadership Structure

Effective January 1, 2010, the roles of Chief Executive Officer and Chair of our board of directors were separated. As our Chief Executive Officer, Ms. Perkins is responsible for setting the strategic direction for our company and for day-to-day leadership and performance of our company, while Mr. Holtzman, as Chair of the board of directors, provides guidance to Ms. Perkins, sets the agenda for board meetings, and presides over meetings of the full board. Because Mr. Holtzman is also an employee and is therefore not “independent,” our board of directors has appointed Dr. Evnin, Chair of the Nominating and Governance Committee of the board, as Lead Outside Director to preside at all executive sessions of “non-management” directors. The non-management directors generally meet at each regularly scheduled meeting of the board.

Audit Committee

The Audit Committee provides the opportunity for direct contact between our independent registered public accounting firm and the board, and has the following principal duties:

•	appointing, approving the services provided by and the compensation of, and assessing the independence of our independent registered public accounting firm;

•	overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of certain reports from the firm;

•	reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	monitoring our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;

•	overseeing our internal control function;

•	discussing our risk management policies;

•	establishing policies regarding hiring employees from the independent registered public accounting firm and procedures for the receipt and retention of accounting related complaints and concerns;

•	meeting independently with our internal control staff, independent registered public accounting firm and management; and

•	preparing the Audit Committee report required by SEC rules (which is included on page 18 of this proxy statement).

The Audit Committee is authorized to retain advisors and consultants and to compensate them for their services. The Audit Committee has a charter, which is available on our website, www.infi.com.

The current members of the Audit Committee are Messrs. Smith (Chair) and Lee and Dr. Hixson. Our board of directors has determined that Mr. Smith is an “Audit Committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K and that each of these members is independent as such term is defined under the applicable rules of the NASDAQ Stock Market and as is contemplated by Rule 10A-3 under the Exchange Act. The Audit Committee held five meetings during our 2009 fiscal year. See “Report of the Audit Committee” below.

Compensation Committee

Our Compensation Committee, among other things, provides recommendations to the board regarding our compensation programs, and has the following principal duties:

•	reviewing and approving, or making recommendations to the board with respect to, the compensation of our Chief Executive Officer and our other executive officers;

•	overseeing an evaluation of our executive officers;

•	overseeing and administering our incentive compensation and equity-based plans that are subject to approval by the board;

•	reviewing and making recommendations to the board with respect to director compensation;

•	reviewing, discussing with management and recommending to the board the Compensation Discussion and Analysis required by SEC rules (which is included beginning on page 24 of this proxy statement); and

•	preparing the Compensation Committee report required by SEC rules (which is included on page 37 of this proxy statement).

The Compensation Committee is authorized to retain advisors and consultants, including advisors and consultants to assist in the evaluation of executive compensation, and to compensate them for their services. The Compensation Committee has a charter, which is available on our website, www.infi.com. See “Compensation of Executive Officers—Compensation Discussion and Analysis” below for additional information concerning the Compensation Committee’s role, processes and procedures in overseeing executive compensation.

The current members of the Compensation Committee are Mr. Babler (Chair) and Drs. Evnin and Moss. Our board has determined that each of these members is independent as defined under the applicable NASDAQ rules. The Compensation Committee held eight meetings during our 2009 fiscal year. See “Compensation of Executive Officers—Compensation Committee Report” below.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee, among other things, provides recommendations to the board regarding the nomination of directors, and has the following principal duties:

•	recommending to the board the persons to be nominated for election as directors at any meeting of stockholders and the persons, if any, to be elected by the board to fill any vacancies on the board;

•	developing and recommending corporate governance principles to the board; and

•	overseeing the annual evaluation of the board and its committees.

The Nominating and Corporate Governance Committee is authorized to retain advisors and consultants and to compensate them for their services. The Nominating and Corporate Governance Committee has a charter, which is available on our website, www.infi.com.

The current members of the Nominating and Corporate Governance Committee are Drs. Evnin (Chair), Lander and Tananbaum. Our board of directors has determined that each of these members is independent, as that term is defined by applicable NASDAQ rules. The Nominating and Corporate Governance Committee held five meetings during our 2009 fiscal year.

Board’s Role in Risk Oversight

The board of directors’ role in our risk oversight process includes receiving regular reports from members of management on areas of material risk, including operational, financial, legal and regulatory, and strategic and reputational risks. The full board (or the appropriate committee in the case of risks that are under the purview of a particular committee) receives these reports from the appropriate “risk owner” within our company to enable it to understand our risk identification, risk management and risk mitigation strategies. When a committee receives the report, the Chair of the relevant committee reports on the discussion to the full board during the committee reports portion of the next board meeting. This process enables to the board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships. As part of its charter, the Audit Committee discusses our policies with respect to risk assessment and risk management.

Risk Considerations in our Compensation Program

We have reviewed the compensation policies and practices for all of our citizen-owners and have concluded that any risks arising from our policies and programs are not reasonably likely to have a material adverse effect on our company or business.

Audit Committee Report

The Audit Committee has reviewed our audited financial statements for the fiscal year ended December 31, 2009 and has discussed these financial statements with our management and independent registered public accounting firm.

The Audit Committee has also received from, and discussed with, Ernst & Young LLP, our independent registered public accounting firm, various communications that our independent registered public accounting firm is required to provide to the Audit Committee, including the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees).

The Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding an independent accountant’s communications with the audit committee concerning independence, and has discussed with Ernst & Young LLP its independence from Infinity.

Based on its discussions with management and the independent registered public accounting firm, and its review of the representations and information provided by management and the independent registered public accounting firm, the Audit Committee recommended to our board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2009.

By the Audit Committee of the Board of Directors,

Ian F. Smith (Chair)

Patrick P. Lee

Harry F. Hixson, Jr., Ph.D.

Audit Fees

The following table summarizes the fees of Ernst & Young LLP, our independent registered public accounting firm, billed to us for each of the last two fiscal years:

	Fiscal Year ended December 31,
Fee Category	2009	2008
Audit Fees(1)	$401,500	$452,700
Audit-Related Fees(2)	3,000	2,940
Tax Fees(3)	75,700	79,050

Total Fees	$480,200	$534,690

(1)	Audit fees consist of fees for the audit of our financial statements, the review of the interim financial statements included in our quarterly reports on Form 10-Q, preparation of registration statements on Form S-8, and other professional services provided in connection with statutory and regulatory filings or engagements.
(2)	Audit-related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit and the review of our financial statements and which are not reported under “Audit Fees.” These services primarily relate to a subscription to an online database managed by Ernst & Young LLP.
(3)	Tax fees consist of fees for tax compliance, tax advice and tax planning services. These services primarily relate to preparation of state and federal tax returns. For our 2009 fiscal year, tax fees include analysis by Ernst & Young LLP related to section 382 of the Internal Revenue Code of 1986 and tax treatment of our alliance with Purdue Pharmaceutical Products L.P. and Mundipharma International Corporation Limited. For our 2008 fiscal year, tax fees include analyses by Ernst & Young LLP related to the tax treatment of our alliance with Purdue and Mundipharma.

Pre-Approval Policies and Procedures

The Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. This policy generally provides that we will not engage our independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the Audit Committee or the engagement is entered into pursuant to the pre-approval procedures described below.

From time to time, the Audit Committee may pre-approve specified types of services that are expected to be provided to us by our independent registered public accounting firm during the next 12 months. Any such pre-approval is detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount.

The Audit Committee has delegated authority to the Chair of the Audit Committee to pre-approve any audit or non-audit service to be provided to us by our independent registered public accounting firm. Any approval of services by the Chair of the Audit Committee pursuant to this delegated authority must be reported on at the next meeting of the Audit Committee.

During our 2009 fiscal year, no services were provided to us by Ernst & Young LLP or any other accounting firm other than in accordance with the pre-approval policies and procedures described above.

Director Compensation

The following table details the total compensation earned by our non-employee directors during our 2009 fiscal year:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(1)		Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Martin Babler	$36,000	—	$22,425	(2)	—	—	—	$58,425
Anthony B. Evnin, Ph.D.	$59,000	—	$44,850	(3)	—	—	—	$103,850
Harry F. Hixson, Jr., Ph.D.	$30,000	—	$16,819	(4)	—	—	—	$46,819
Eric S. Lander, Ph.D.	$30,500	—	$16,819	(5)	—	—	—	$47,319
Patrick P. Lee	$32,500	—	$16,819	(6)	—	—	—	$49,319
Arnold J. Levine, Ph.D.	$30,000	—	$16,819	(7)	—	—	—	$46,819
Thomas J. Lynch, M.D.	$15,250	—	$31,875	(8)	—	—	—	$47,125
Franklin H. Moss, Ph.D.	$31,000	—	$16,819	(9)	—	—	—	$47,819
Vicki L. Sato, Ph.D.	$8,500	—	$—	(10)	—	—	—	$8,500
Ian F. Smith	$35,500	—	$28,032	(11)	—	—	—	$63,532
James B. Tananbaum, M.D.	$30,500	—	$16,819	(12)	—	—	—	$47,319
Michael C. Venuti, Ph.D.	$43,500	—	$28,032	(13)	—	—	—	$71,532

(1)	The amounts in this column reflect the aggregate grant date fair value of awards made to such individual.
(2)	Mr. Babler was granted an option award on May 22, 2008 that had a grant date fair value of $36,115 and two option awards on June 17, 2009 that had grant date fair values of $16,819 and $5,606. As of December 31, 2009, Mr. Babler did not hold any stock awards, but held options to purchase 16,875 shares of our common stock.
(3)	Dr. Evnin was granted two option awards on September 12, 2006 that had grant date fair values of $16,425 and $246,375, an option award on September 12, 2007 that had a grant date fair value of $9,477, an option award on May 22, 2008 that had a grant date fair value of $36,115, and two option awards on June 17, 2009 that had grant date fair values of $16,819 and $28,031. As of December 31, 2009, Dr. Evnin did not hold any stock awards, but held options to purchase an aggregate of 55,782 shares of our common stock. For purposes of this footnote, 1,176,284 shares of our common stock held by entities affiliated with Venrock, which are identified as being beneficially owned by Dr. Evnin in the table entitled “Stock Ownership of Certain Beneficial Owners and Management” above, have not been treated as stock awards.
(4)	Dr. Hixson was granted an option award on September 12, 2006 that had a grant date fair value of $246,375 and an option award on June 17, 2009 that had a grant date fair value of $16,819. As of December 31, 2009, Dr. Hixson did not hold any stock awards, but held options to purchase an aggregate of 61,250 shares of our common stock.

(5)	Dr. Lander was granted option awards on June 12, 2006 and September 12, 2006 that had grant date fair values of $4,549 and $246,375, respectively, and an option award on June 17, 2009 that had a grant date fair value of $16,819. As of December 31, 2009, Dr. Lander held stock awards representing an aggregate of 72,939 shares of our common stock (including 11,051 shares of our common stock held by the Lander-Weiner Family Trust) and options to purchase an aggregate of 35,960 shares of our common stock. For purposes of this footnote, 9,819 shares of common stock held by Dr. Lander that were obtained upon the conversion of shares of preferred stock of our predecessor company in the reverse merger have not been treated as stock awards.
(6)	Mr. Lee was granted an option award on September 12, 2006 that had a grant date fair value of $246,375, option awards on January 2, 2008 and May 22, 2008 that had grant date fair values of $19,478 and $14,446, respectively, and an option award on June 17, 2009 that had a grant date fair value of $16,819. As of December 31, 2009, Mr. Lee did not hold any stock awards, but held options to purchase 39,375 shares of our common stock.
(7)	Dr. Levine was granted an option award on June 12, 2006 that had a grant date fair value of $4,549, two option awards on September 12, 2006 that had grant date fair values of $32,850 and $246,375, an option award on September 12, 2007 that had a grant date fair value of $18,953, and an option award on June 17, 2009 that had a grant date fair value of $16,819. As of December 31, 2009, Dr. Levine held stock awards representing an aggregate of 15,287 shares of our common stock and options to purchase an aggregate of 43,460 shares of our common stock.
(8)	Dr. Lynch was granted an option award on October 6, 2009 that had a grant date fair value of $31,875. As of December 31, 2009, Dr. Lynch did not hold any stock awards, but held options to purchase 9,375 shares of our common stock.
(9)	Dr. Moss was granted option awards on June 12, 2006 and September 12, 2006 that had grant date fair values of $4,549 and $246,375, respectively, and an option award on June 17, 2009 that had a grant date fair value of $16,819. As of December 31, 2009, Dr. Moss held stock awards representing an aggregate of 38,818 shares of our common stock (including 33,154 shares of our common stock held by Dr. Moss, together with Kimberley S. Moss, as joint tenants with the right of survivorship) and options to purchase an aggregate of 35,960 shares of our common stock. For purposes of this footnote, 17,310 shares of common stock held by Dr. Moss that were obtained upon the conversion of shares of preferred stock of our predecessor company in the reverse merger have not been treated as stock awards.
(10)	Dr. Sato retired from our board of directors in June 2009. She was granted an option award on June 12, 2006 that had a grant date fair value of $4,549, two option awards on September 12, 2006 that had grant date fair values of $82,125 and $246,375, an option award on September 12, 2007 that had a grant date fair value of $47,383 and an option award on May 22, 2008 that had a grant date fair value of $7,223. As of December 31, 2009, Dr. Sato held stock awards representing an aggregate of 11,051 shares of our common stock and options to purchase an aggregate of 54,008 shares of our common stock. Our board of directors also modified Dr. Sato’s awards upon her retirement from the board.
(11)	Mr. Smith was granted option awards on May 22, 2008 and October 23, 2008 that had grant date fair values of $36,115 and $10,731, respectively, and two option awards on June 17, 2009 that had grant date fair values of $16,819 and $11,213. As of December 31, 2009, Mr. Smith did not hold any stock awards, but held options to purchase 22,500 shares of our common stock.
(12)	Dr. Tananbaum was granted two option awards on September 12, 2006 that had grant date fair values of $16,425 and $246,375, and an option award on June 17, 2009 that had a grant date fair value of $16,819. As of December 31, 2009, Dr. Tananbaum held stock awards representing an aggregate of 134,690 shares of our common stock (which stock awards were held entirely through a trust for which he serves as trustee and has voting and investment power) and held options to purchase an aggregate of 35,157 shares of our common stock. For purposes of this footnote, 1,417,508 shares of our common stock held by Prospect Venture Partners II, L.P., which are identified as being beneficially owned by Dr. Tananbaum in the table entitled “Stock Ownership of Certain Beneficial Owners and Management” above, have not been treated as stock awards.
(13)	Dr. Venuti was granted an option award on September 12, 2006 that had a grant date fair value of $246,375, an option grant on May 22, 2008 that had a grant date fair value of $14,446, and two option awards on June 17, 2009 that had grant date fair values of $16,819 and $11,213. As of December 31, 2009, Dr. Venuti held stock awards representing an aggregate of 50,000 shares of our common stock and options to purchase an aggregate of 50,000 shares of our common stock.

No changes in director compensation were made during our 2009 fiscal year. No director who is an employee receives compensation for his or her service as a director. The following is a summary of the standard compensation of our non-employee directors as of December 31, 2009:

•	a $15,000 annual retainer;

•	a $25,000 annual retainer for service as lead outside director;

•	a $10,000 annual retainer for service as chair of the Audit Committee;

•	a $10,000 annual retainer for service as chair of the Research & Development Committee;

•	a $5,000 annual retainer for service as chair of the Compensation Committee;

•	a $5,000 annual retainer for service as chair of the Nominating and Corporate Governance Committee;

•	$1,500 for each board meeting attended in person;

•	$500 for each board meeting attended by telephone; and

•

$500 for each meeting of the Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee or Research and Development Committee attended in person or by telephone, except that members of our Research and Development Committee who attend our annual program review meetings in his or her capacity as a director are compensated at a rate of $1,500 per day.

Each non-employee director is also reimbursed for reasonable out-of-pocket expenses incurred in attending meetings of the board of directors or any committee of the board of directors.

In addition to the cash compensation discussed above, non-employee directors are eligible to receive nonstatutory stock options under our 2000 Stock Incentive Plan as follows:

•

Each non-employee director initially elected to the board will receive, on the date of his or her initial election to the board, a nonstatutory option to purchase 9,375 shares of our common stock. Shares subject to each such option will become exercisable in equal quarterly installments beginning at the end of the first quarter after the date of grant, provided that the holder of the option continues to serve as a director.

•

Each non-employee director shall, on the date of each annual stockholders meeting after his or her initial election to the board, receive a nonstatutory option to purchase 5,625 shares of common stock. Shares of common stock subject to each such option will be exercisable in equal quarterly installments beginning at the end of the first quarter after the date of grant, provided that the holder of the option continues to serve as a director.

•

Each non-employee director who serves in the following positions will receive additional nonstatutory options to purchase shares of our common stock in the amounts indicated below upon the date of commencement of service in such position and upon the date of each annual stockholder meeting thereafter. Each of these grants will be exercisable in equal quarterly installments beginning at the end of the first quarter after the date of grant, provided that the holder of such option continues to serve in the applicable position:

Position	Stock Option Grant
Lead Outside Director	9,375 shares
Chair of Research and Development Committee	3,750 shares
Chair of Audit Committee	3,750 shares
Chair of Compensation Committee	1,875 shares
Chair of Nominating and Corporate Governance Committee, if not Lead Outside Director	1,875 shares

Each automatic grant will have an exercise price per share equal to the fair market value per share of our common stock on the grant date and will have a term of 10 years, subject to earlier termination following the optionee’s cessation of board service unless otherwise modified by our board of directors. In addition, these options will immediately vest in full upon certain changes in control or ownership or upon the optionee’s death or disability while a board member. These terms will remain unchanged in our 2010 Stock Incentive Plan if the plan is approved by our stockholders at the 2010 annual meeting. See “Proposal 2 – Approval of 2010 Stock Incentive Plan” beginning on page 37.

TRANSACTIONS WITH RELATED PERSONS

In November 2008, we entered into strategic alliance agreements with each of Mundipharma International Corporation Limited, or Mundipharma, and Purdue Pharmaceutical Products L.P., or Purdue, independent associated companies of Beacon Company, or Beacon, and Rosebay Medical Company L.P., or Rosebay. In connection with the entry into the strategic alliance agreements, we also entered into a securities purchase agreement and line of credit agreement with Purdue and its independent associated company, Purdue Pharma L.P., or PPLP. The line of credit agreement was subsequently assigned exclusively to PPLP. In connection with the execution of the securities purchase agreement, we amended our rights agreement with American Stock Transfer & Trust Company, LLC.

Under the terms of the securities purchase agreement, in November 2008, we issued and sold an aggregate of four million shares of our common stock at a purchase price of $11.25 per share, for an aggregate purchase price of $45 million, which, immediately after such issuance, represented approximately 16.6% of our then outstanding common stock. Of such shares, two million shares of our common stock were purchased by each of Purdue and PPLP. In January 2009, we conducted a second closing where we issued and sold an aggregate of two million shares of our common stock, and warrants to purchase up to an aggregate of six million shares of our common stock, for an aggregate purchase price of $30 million. Immediately after such issuance, these securities, together with the shares sold in November 2008, represented approximately 37.3% of our then outstanding common stock, assuming exercise of such warrants. Of such second closing shares and warrants, an equal number were purchased by each of Purdue and PPLP. All of such shares, as well as all of such warrants, were subsequently transferred through associated entities of each of Purdue and PPLP to Beacon and Rosebay. Beacon and Rosebay each owned approximately 20.5% of our common stock as of February 28, 2010, assuming the exercise of all warrants held by these parties on such date.

Under the terms of the amendment to our rights agreement, Purdue, PPLP and their independent associated companies may own up to 33.3% of our fully-diluted common stock outstanding (which assumes the exercise or conversion of all exercisable or convertible securities then outstanding) without such ownership causing such parties to be deemed “Acquiring Persons” for purposes of the rights agreement and thereby triggering the stockholder rights under the rights agreement. Should Purdue, PPLP and their independent associated companies’ aggregate ownership percentage exceed 33.3% of our fully-diluted common stock outstanding as a result of an acquisition of common stock by us or the exercise or cancellation of outstanding securities that are exercisable, convertible or exchangeable for shares of common stock, the amendment to the rights agreement provides that such excess ownership shall not result in such parties being deemed “Acquiring Persons” for the purposes of the rights agreement.

Under the terms of the strategic alliance agreements, we agreed with each of Mundipharma and Purdue to develop and commercialize certain product candidates including those that inhibit or target the Hedgehog pathway and fatty acid amide hydrolase, or FAAH, and product candidates arising out of all our discovery projects in all disease fields that achieve development candidate status on or before December 31, 2011 (with Mundipharma having the right, through the exercise of two consecutive one-year options, to extend such period through December 31, 2013). Our heat shock protein 90 and Bcl-2 programs are expressly excluded from the alliance. The agreement with Purdue is focused on the development and commercialization of products targeting FAAH for sale in the United States. The agreement with Mundipharma is focused on the development and commercialization of all products and product candidates covered by the alliance, including those targeting FAAH, for sale outside of the United States. Both agreements include terms for opting out of participation in individual research and development programs. We record revenue for reimbursable research and development services we perform for Mundipharma and Purdue. We recorded $46.5 million in such revenue in the year ended December 31, 2009. We may be entitled to receive or required to pay royalties on net sales of commercialized products resulting from the strategic alliance.

Under the terms of the line of credit agreement, we may borrow one or more unsecured loans up to an aggregate maximum principal amount of $50 million. The loans may be drawn by us during the three-year period that began on April 1, 2009. The loans, which may be used by us for any proper corporate purpose, mature on April 1, 2019, which we refer to as the maturity date, and will be subordinate to any senior indebtedness that we may incur. Borrowings made under the line of credit agreement will bear interest, payable on the maturity date, at a fluctuating rate set at the prime rate on the business day prior to the funding of each loan and will be reset on the last business day of each month ending thereafter. Interest will be compounded on each successive three-month anniversary of the funding of each loan. Outstanding loans may be prepaid without penalty or premium prior to the maturity date. Amounts borrowed under the credit agreement, once borrowed, may not be borrowed again. We have certain rights to repay outstanding amounts under the line of credit agreement in shares of our common stock.

POLICIES AND PROCEDURES FOR RELATED PERSON TRANSACTIONS

Our board has adopted written policies and procedures for the review of any transaction, arrangement or relationship in which we are a participant, the amount involved exceeds $120,000, and one of our executive officers, directors, director nominees or 5% stockholders (or their immediate family members), each of whom we refer to as a “related person,” has a direct or indirect material interest.

If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a “related person transaction,” the related person must report the proposed related person transaction to our General Counsel. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by the Audit Committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the committee will review, and, in its discretion, may ratify the related person transaction. The policy also permits the chair of the committee to review and, if deemed appropriate, approve proposed related person transactions that arise between committee meetings, subject to ratification by the committee at its next meeting. Any related person transactions that are ongoing in nature will be reviewed annually.

A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the committee after full disclosure of the related person’s interest in the transaction. As appropriate for the circumstances, the committee will review and consider:

•	the related person’s interest in the related person transaction;

•	the approximate dollar value of the amount involved in the related person transaction;

•	the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of profit or loss;

•	whether the transaction was undertaken in the ordinary course of our business;

•	whether the terms of the transaction are no less favorable to us than terms that could have been reached with an unrelated party;

•	the purpose of, and the potential benefits to us of, the transaction; and

•

any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

The committee may approve or ratify the transaction only if the committee determines that, under all of the circumstances, the transaction is not inconsistent with our best interests. The committee may impose any conditions on the related person transaction that it deems appropriate.

In addition to the transactions that are excluded by the instructions to the SEC’s related person transaction disclosure rule, our board of directors has determined that the following transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions for purposes of this policy:

•

interests arising solely from the related person’s position as an executive officer of another entity (whether or not the person is also a director of such entity), that is a participant in the transaction, where (a) the related person and all other related persons own in the aggregate less than a 10% equity interest in such entity, (b) the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction and do not receive any special benefits as a result of the transaction, and (c) the amount involved in the transaction equals less than the greater of $200,000 dollars or 5% of the annual consolidated gross revenues of the other entity that is a party to the transaction; and

•	a transaction that is specifically contemplated by provisions of our charter or bylaws.

The policy provides that transactions involving compensation of executive officers shall be reviewed and approved by the Compensation Committee in the manner specified in its charter.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis

This section discusses the principles underlying our policies and decisions with respect to the compensation of our executive officers who are named in the “Summary Compensation Table” below, or our “named executive officers,” and the material factors relevant to an analysis of these policies and decisions. In 2009, our named executive officers were:

•	Steven H. Holtzman, Chief Executive Officer;

•	Adelene Q. Perkins, President and Chief Business Officer; and

•	Julian Adams, Ph.D., President of Research & Development and Chief Scientific Officer.

Effective January 1, 2010, we implemented our long-standing management succession plan with Mr. Holtzman becoming Executive Chair of our board of directors and Ms. Perkins being named President and Chief Executive Officer. As Executive Chair, Mr. Holtzman remains employed by us in a full-time capacity. See “Promotion of Adelene Perkins and Establishment of 2010 Compensation Targets” below.

Objectives and Philosophy of our Compensation Program

Our mission is to sustainably discover, develop and deliver to patients important new medicines that make a material difference in patients’ health, well-being and lives. The objectives of our compensation program are to:

•	attract, retain and motivate the highest caliber scientists and business people to develop and execute our business plan and achieve our mission;

•	ensure that compensation aligns our employees (whom we call citizen-owners) with our corporate strategy and business objectives;

•

promote the achievement of important and measurable scientific, business, organizational and operational goals by linking contingent cash compensation and long-term equity incentives to the achievement of these goals; and

•	align incentives with the creation of stockholder value.

The Compensation Committee of our board of directors is responsible for reviewing and approving, or recommending for approval to the full board, the compensation of our executive officers. This committee is also responsible for evaluating the company’s performance against its goals, assessing the performance of our chief executive officer, and ensuring that our compensation program is both aligned with the objectives described above and competitive with those of other companies in our industry that compete with us for talent.

Our compensation program ties a substantial portion of our named executive officers’ overall compensation to the achievement of scientific, business, organizational and operational goals such as:

•	progress in our clinical trials and research programs;

•	implementation of appropriate financing strategies;

•	addition and development of internal competencies and retention of high-performing citizen-owners; and

•	achievement of desired financial performance.

Our executive leadership team prepares and submits for endorsement by our board of directors a set of annual (based on a December 1 through November 30 year) corporate goals. These corporate goals are directed to specific scientific, business, organizational and operational objectives and represent, in many cases, “stretch” goals that may prove difficult to achieve. Most of these objectives are focused on near-term drivers of stockholder value, but given our mission to discover, develop and deliver new medicines on a sustainable basis, a significant number of our objectives are also directed to the maintenance and enhancement of the foundations for our future success. Upon ratification of the overall corporate goals by our board of directors, departmental and individual goals are set focusing on contributions that facilitate the achievement of these company goals.

Near the end of each year, our executive leadership team evaluates company performance against the goals for that year. With respect to company performance, the executive leadership team conducts a qualitative and quantitative assessment of the company’s overall performance against goals and determines performance at one of the following levels:

•

below industry standards, or performance that neither resulted in the achievement of the stated goals, nor was consistent with performance that should reasonably be expected of a biopharmaceutical company of comparable size, resources or stage of development;

•

meets industry standards, or performance that resulted in the stated goals substantially being met and which was consistent with performance that should reasonably be expected of a biopharmaceutical company of comparable size, resources and stage of development;

•

meets Infinity expectations, or performance that exceeded industry standards and met essentially all of our goals (including some “stretch” goals) and exceeded some of them, with any failure to achieve a major goal being the result of factors outside of our reasonable control; and

•	exceeds Infinity expectations, or performance that far exceeded industry standards and resulted in our goals largely being exceeded.

This assessment by our executive leadership team is then presented to the Compensation Committee for its review. The Compensation Committee has the discretion to determine that company performance against goals was achieved at a level other than the one recommended by our executive leadership team. The Compensation Committee may review, and historically has reviewed, its assessment with our board of directors, although it is not required to do so.

In addition to evaluating company performance, we evaluate the individual contributions of each citizen-owner for the year. Each citizen-owner’s evaluation begins with a written self-assessment, which is submitted to that citizen-owner’s manager. The manager solicits input from others within and/or outside of our company and then prepares a written performance review representing the manager’s assessment of the citizen-owner’s annual performance. In the case of our named executive officers, Ms. Perkins and Dr. Adams submit their respective self-assessments to Mr. Holtzman, who prepares their written performance reviews based on:

•	each officer’s self-assessment;

•

feedback received during the year from individual members of our Board of Directors, members of our executive leadership team, and other direct reports of the officer who do not sit on our executive leadership team; and

•	Mr. Holtzman’s personal assessment.

Mr. Holtzman also prepares a written self-assessment and submits it to the Chair of the Compensation Committee. Additional assessments of Mr. Holtzman’s individual performance are obtained through feedback received from individual members of our board of directors, members of our executive leadership team and other citizen-owners with whom Mr. Holtzman regularly interacts. On the basis of this feedback, the Compensation Committee conducts a subjective evaluation of Mr. Holtzman’s individual performance:

•	based on the company’s performance against its goals;

•	in providing leadership of the company in the pursuit of these goals;

•	in providing mentorship to our other named executive officers; and

•	against his personal and professional development goals.

While individual compensation decisions by the Compensation Committee are driven primarily by its subjective, qualitative assessment of company and individual performance, the Compensation Committee also considers the compensation of executives in similar roles in peer companies in setting base salary and target contingent compensation opportunity for each of our named executive officers. In 2009, the Compensation Committee engaged Towers Watson (formerly known as Towers Perrin) to conduct a competitive assessment of compensation for our named executive officers with respect to base salary, target contingent cash opportunity, target total cash compensation, and target equity compensation. We paid Towers Watson approximately $150,000 for services rendered on the Compensation Committee’s behalf during 2009; Towers Watson did not provide any additional services for us during the year.

Towers Watson compared our executive compensation levels to market compensation data from confidential compensation surveys such as the Radford Global Life Sciences Survey, using a data sample reflecting all participating organizations with 150 to 499 employees located in the United States, as well as a compensation peer group selected based on the following criteria:

•	market capitalization;

•	number of employees;

•	stage of development of product pipeline; and

•	area of therapeutic focus.

This peer group, which was compiled by Towers Watson with input from management and the Compensation Committee, consisted of the following 22 U.S.-based, publicly-traded biopharmaceutical companies:

Acorda Therapeutics Inc.

Affymax Inc.

Allos Therapeutics Inc.

Alnylam Pharmaceuticals Inc.

Anadys Pharmaceuticals Inc.

Arena Pharmaceuticals Inc.

ARIAD Pharmaceuticals Inc.

ArQule Inc.

Array BioPharma Inc.

Cytokinetics, Inc.

Dendreon Corporation

Dyax Corporation

Exelixis Inc.

Idenix Pharmaceuticals Inc.

ImmunoGen Inc.

Lexicon Pharmaceuticals Inc.

Micromet Inc.

Momenta Pharmaceuticals Inc.

Poniard Pharmaceuticals Inc.

Rigel Pharmaceuticals Inc.

SuperGen Inc.

Synta Pharmaceuticals Corp.

As part of its analysis, Towers Watson also benchmarked the compensation of Ms. Perkins and Dr. Adams against chief operating officers and the second-highest paid executives at each of the peer companies. The Compensation Committee considered this appropriate given our management structure during 2009 in which we had only three executive officers, and the fact that Ms. Perkins and Dr. Adams each had broader leadership responsibilities than that connoted by her or his title. Specifically, during 2009 Ms. Perkins was responsible for all commercial, finance, business development, portfolio management, legal and intellectual property, investor and public relations, human resources and facilities/operations functions, and Dr. Adams was responsible for all discovery, clinical development, medical, regulatory/quality assurance, pharmaceutical development and information technology functions.

Components of our Compensation Program

The primary elements of our compensation program are:

•	cash compensation, which includes base salary and performance-based annual cash bonuses, which we refer to as contingent cash compensation;

•	annual merit stock option awards; and

•	employee benefits, such as insurance and a 401(k) savings plan.

Each of these elements is available to all of our citizen-owners generally, although the amounts of contingent cash compensation and the size of annual merit stock option awards differ from person to person based on such citizen-owner’s role, market-competitive compensation, and his or her individual performance. Our named executive officers also have severance arrangements that were entered into when these officers joined our predecessor company between 2001 and 2004.

We do not have any formal or informal policy or target for allocating compensation between long-term and short-term compensation, between cash and non-cash compensation, or among the different forms of non-cash compensation. Instead, the Compensation Committee, after reviewing relevant information for our compensation peer group, determines subjectively what it believes to be the appropriate level and mix of the various compensation components.

Cash Compensation

Our cash compensation program has two elements: base salary and contingent cash compensation. Base salary is used to recognize the experience, skills, knowledge and responsibilities required of each of our citizen-owners, including each of our executive officers. Contingent cash compensation is used to reward the achievement of company and individual goals. The Compensation Committee adheres to the general principle that base salary levels should be targeted between the 50th and 75th percentiles of the market, using peer group market compensation data. The Compensation Committee set the 2009 base salaries of our named executive officers as follows:

2009 Base Salary
Steven Holtzman	$520,000
Adelene Perkins	410,000
Julian Adams	410,000

Under our contingent cash compensation program, the aggregate amount of cash available for award is established by the Compensation Committee based on its assessment of overall company performance. Once the aggregate amount available for potential award under our contingent cash compensation program is established, the Compensation Committee then determines how much of this amount to award to each of our named executive officers based upon its subjective assessment of his or her individual performance. We believe our contingent cash compensation program provides the following advantages:

•	it is consistent with the growing practice in the biopharmaceutical industry to keep restrained executive base salaries while granting discretionary, performance-based cash bonuses;

•

it enables us to achieve our goal of ensuring that total cash compensation is market competitive, thus enhancing our ability to attract and retain the best possible people without increasing fixed salary expense;

•

it rewards both the achievement of company goals and strong individual performance in support of those goals, thus maintaining our culture of combining individual excellence and achievement with community collaboration;

•	it is consistent with our company’s values, as all citizen-owners are eligible to participate in the program; and

•	it further aligns citizen-owner and stockholder interests, as a substantial percentage of our named executive officers’ total compensation is dependent on the achievement of company goals.

The sum of base salary and contingent cash compensation constitutes total cash compensation. The Compensation Committee believes that the total cash compensation for our executive officers should be targeted:

•	near the 50th percentile of actual total cash compensation for individuals in similar positions at comparable companies for a year in which company performance meets industry standards;

•	near the 75th percentile of actual total cash compensation for individuals in similar positions at comparable companies for a year in which company performance meets Infinity expectations; and

•	above the 75th percentile of actual total cash compensation for individuals in similar positions at comparable companies for a year in which company performance exceeds Infinity expectations.

Based on the competitive market for total cash compensation contained in Towers Watson’s analysis and the total cash compensation targets described above, for 2009 the Compensation Committee set the percentage of base salary to which each of our named executive officers would be eligible under our contingent cash compensation program at the following levels, which would be considered on a continuum rather than as step functions based on levels of company performance:

	Below Industry Standards	Meets Industry Standards	Meets Infinity Expectations	Exceeds Infinity Expectations (Maximum)
Steven Holtzman	0%	40%	50%	80%
Adelene Perkins and Julian Adams	0%	35%	45%	75%

Stock Options

Our equity award program is the primary vehicle for offering long-term incentives to all of our citizen-owners, including our named executive officers. We believe that equity grants are fundamental in creating a culture of citizen-ownership, providing our citizen-owners with a strong link to our long-term performance and aligning the interests of our citizen-owners and our non-employee stockholders by allowing citizen-owners to participate in the longer term success of our company as reflected in stock price appreciation. In addition, the vesting feature of our equity grants are intended to further our goal of retention because it provides an incentive for our citizen-owners, including our named executive officers, to remain in our employ during the vesting period.

Our equity awards have generally taken the form of stock options. Stock options granted to new citizen-owners upon their hire typically vest as to one-quarter of the shares on the first anniversary of the date of hire, and monthly over the following three years. Stock options granted annually under our merit stock option program vest monthly over four years. Stock options have a term of ten years; however, vesting and exercise rights cease shortly after termination of employment. Prior to the exercise of an option, the holder has no rights as a stockholder with respect to the shares subject to such option, including no voting rights and no right to receive dividends or dividend equivalents. The exercise price for each stock option share is equal to the closing price of a share of our common stock on the NASDAQ Global Market on the date of grant. All equity-based awards made to our named executive officers are approved by the Compensation Committee.

We do not time option grants to our named executive officers in coordination with our release of material non-public information. We have not adopted stock ownership guidelines for our named executive officers, but we encourage all of our citizen-owners to maintain an equity position in the company.

All of our citizen-owners, including our named executive officers, are eligible to receive merit stock option grants in connection with the annual performance review process. The aggregate number of shares available for potential award to each of our named executive officers under our merit stock option program is based on the Compensation Committee’s assessment of the achievement of company goals for the prior year, and is equal to a percentage of the number of stock options that would be granted to such officers if they were to be newly hired into that position:

	Below Industry Standards	Meets Industry Standards	Meets Infinity Expectations	Exceeds Infinity Expectations (Maximum)
All Citizen-Owners, including Named Executive Officers	0%	20%	25%	33%

For example, if the Compensation Committee concluded that it would be required to grant options to purchase 780,000 shares of our common stock, or approximately 3% of our issued and outstanding common stock, in order to hire a new chief executive officer, in a year in which we met Infinity expectations our current chief executive officer would be eligible to receive an option to purchase 25% of 780,000, or 195,000, shares of our common stock.

In determining the size of annual equity grants to our named executive officers, the Compensation Committee considers factors such as:

•	share ownership of comparable executive officers;

•	our annual company performance;

•	the applicable officer’s individual performance;

•	the amount of equity previously awarded to the officer; and

•	the amount of such equity that remains unvested.

The Compensation Committee also evaluates the potential dilution that new stock option grants will have on the ownership interests of our stockholders, as well as the number of shares of our common stock that are available for award under our equity incentive plan.

Benefits and Other Compensation

We provide a broad-based benefits program for all of our citizen-owners, including health, dental and vision insurance, life and disability insurance, group insurance discounts, first-time homebuyer’s assistance, educational assistance, paid sabbatical leave following five years of service, subsidized parking, and a 401(k) savings plan. Our named executive officers are eligible to participate in all of our benefit plans, in each case on the same basis as other citizen-owners. Under the company-matching feature under our 401(k) savings plan, we match 50% of each citizen-owner’s contributions, up to a maximum of 6% of such citizen-owner’s base salary and subject to applicable IRS limitations, to our 401(k) savings plan with shares of our common stock having a value equal to such contribution, based on the fair market value of our common stock on the last day of the quarter.

Consistent with industry practice and our philosophy of offering benefits to all of our citizen-owners generally, we have not provided any material perquisites or other personal benefits to our named executive officers.

Severance Benefits

We entered into offer letters with each of Mr. Holtzman, Ms. Perkins and Dr. Adams when they were initially hired by our predecessor company. The letter with Mr. Holtzman provides that if his employment is terminated by us without “cause” or by Mr. Holtzman for “good reason,” as each of those terms is defined in the offer letter, and contingent upon execution by Mr. Holtzman of a severance agreement and release of claims, he will be eligible to receive salary continuation until the first anniversary of the date of his termination or, if earlier, the date on which he begins work with another employer or as a consultant or independent contractor, on either a full-time or part-time basis.

In addition, the offer letters for Dr. Adams and Ms. Perkins provide that, if his or her employment is terminated by us without “cause,” as that term is defined in the offer letter, or if he or she resigns due to a material diminution in job responsibilities or title or as a result of our failure to fulfill our obligations in the offer letter, and contingent upon execution by such officer of a severance agreement and release of claims, he or she will be eligible to receive a severance payment equal to his or her then-current base salary for a period of six months for Dr. Adams, and 12 months for Ms. Perkins, following the effective date of termination. The offer letters also provide for the continued vesting of each officer’s unvested shares of common stock for a period of six months for Dr. Adams, and 12 months for Ms. Perkins, from the date of termination.

2009 Contingent Compensation Decisions

Consistent with our goal-setting process described above, in early 2009 our board of directors ratified the following corporate goals for the year:

•

advancing the phase 3 clinical trial of IPI-504 in patients with refractory gastrointestinal stromal tumors (known as the RING trial) sufficiently to enable the filing of a new drug application with the U.S. Food and Drug Administration, or FDA, in 2011;

•	establishing the potential of IPI-504 in a major solid tumor indication;

•	demonstrating the clinical feasibility of IPI-493 in a phase 1 clinical trial and initiating a subsequent clinical trial of that candidate;

•	demonstrating the clinical feasibility of IPI-926 in a phase 1 clinical trial and initiating a subsequent clinical trial of that candidate;

•	advancing IPI-940 sufficiently to enable the filing of an investigational new drug application with the FDA by the end of calendar year 2009;

•	advancing an early discovery program to the lead optimization stage;

•	maintaining the company’s strong financial profile;

•	nurturing our integrated culture of citizen-ownership; and

•	maintaining excellence among all scientific, business, operational and commercial disciplines.

For purposes of evaluating performance against these goals, our board of directors endorsed a weighting system so that first six, or program-related, goals would account for 70% of the assessment, and the last three, or company foundational, goals would account for 30% of the assessment.

In April 2009, we elected to close the RING trial upon the recommendation of the study’s independent data monitoring committee, after an early review of safety data that showed a higher than anticipated mortality rate among patients enrolled in the treatment arm. Our executive leadership team updated our annual company goals to reflect this event, as well as delays in our other clinical trials of IPI-504 and IPI-493 associated with the preparation, filing and approval of amendments to the protocols for those trials. In performing its annual assessment of performance against goals in November 2009, however, our executive leadership team benchmarked its performance against the original set of goals endorsed by our board and concluded, primarily as a consequence of delays in our Hsp90 chaperone inhibitor program attendant to the closure of the RING trial, that we performed at the “below industry standards” level in 2009. Our executive leadership team also asked the Compensation Committee to use its discretionary authority to consider the company’s performance in responding to adversity, and against the updated set of company goals, to determine whether, and to what extent, contingent cash or equity compensation awards should be made.

As part of its evaluation, the Compensation Committee considered the failure to achieve key development objectives in our Hsp90 chaperone inhibitor and Hedgehog pathway programs, acknowledging that strong execution against operating objectives does not necessarily lead to the expected scientific or clinical results and recognition of shareholder value. At the same time, however, the Compensation Committee also recognized that the decisions made to delay IPI-504 and IPI-493 development in light of the closure of the RING trial were in the best interest of our Hsp90 chaperone inhibitor program and preserved the opportunity for that program to create shareholder value in subsequent years. In addition, the Compensation Committee considered the extent to which our ability to retain key citizen-owners at all levels of seniority would be impacted by the failure to make contingent compensation awards in 2009.

The Compensation Committee also considered, among other things, the following achievements during 2009:

•

persevering in working collaboratively with the FDA and other regulatory bodies, clinical investigators and clinical trial sites to preserve our Hsp90 chaperone inhibitor program for ongoing and future clinical trials;

•

executing against a revised development plan for IPI-504 and IPI-493 that contains well-defined stage gates to determine the therapeutic window of these agents in an efficient and cost-effective manner in 2010, and establishes potential paths forward in additional cancer indications;

•

identifying a molecular subpopulation of non-small cell lung cancer patients who may benefit from treatment with IPI-504, thus creating an additional potential development opportunity in a major solid tumor indication;

•	establishing registration-enabling development paths for IPI-926 once the maximum tolerated dose in the phase 1 study is reached;

•	advancing the preclinical development of IPI-940 sufficiently to enable an IND filing in December 2009;

•	advancing an early discovery project to enable the potential designation of a development candidate in 2010;

•

nurturing our global alliance with Purdue and Mundipharma, enabling the full endorsement of our alliance research and development plan and securing an additional $85 million funding commitment for 2011;

•

managing our early clinical and discovery expenses to within 1% of the amounts contractually budgeted in our alliance agreements with Purdue and Mundipharma, and forecasting quarterly operating expenses accurately;

•

strengthening our culture of citizen-ownership in a challenging year, as evidenced by strong and improved company survey data, retention of key citizen-owners, and numerous “best places to work” awards;

•	enhancing capabilities in marketing, medical affairs, molecular pathology, and other key functions; and

•	surpassing expectations on organizational and business operations objectives.

Given all of the foregoing factors, the Compensation Committee recommended to the full board of directors, and the full board of directors agreed, that it exercise its discretionary authority to assess company performance at the “meets industry standards” level, which is the threshold level of performance for payments under our contingent compensation program.

The Compensation Committee also considered the individual performance of each of our named executive officers during 2009 to determine whether any departures from the formula for determining contingent cash compensation awards were warranted. For Mr. Holtzman, the application of the formula would set his contingent cash compensation award at 40% of his base salary; for Ms. Perkins and Dr. Adams, the application of the formula would set their contingent cash compensation awards at 35% of their respective base salaries. In light of each officer’s success in leading the organization through a challenging period, strengthening our strategic alliance with Purdue and Mundipharma, and developing their respective senior staffs, the Compensation Committee considered the application of the formula to be warranted. Consequently, the Compensation Committee fixed our named executive officers’ 2009 contingent cash compensation awards, and thus total cash compensation, at the following levels:

	2009 Contingent Cash Compensation Award	2009 Total Cash Compensation
Steven Holtzman	$208,000	$728,000
Adelene Perkins	143,500	553,500
Julian Adams	143,500	553,500

In January 2010, the Compensation Committee made, based on its recommended assessment of company performance, its subjective assessments of individual performance, and the application of the formula described above, a merit stock option grant to each of our named executive officers in an amount equal to 20% of the number of stock options that would be granted to such officer if he or she were to be newly hired into that position. The Compensation Committee believed that a new hire stock option grant for a chief executive officer would be for 3% of the number of issued and outstanding shares of our common stock, or approximately 780,000 shares, and that a new hire stock option grant for a chief operating officer (which was the benchmark employed for Ms. Perkins and Dr. Adams) would be for 2% of the number of issued and outstanding shares of our common stock, or approximately 520,000 shares. Hence, our named executive officers were granted stock options to purchase the following number of shares of our common stock, each having a ten-year term, ratable monthly vesting over four years, and an exercise price equal to the closing price of a share of our common stock on the NASDAQ Global Market on the date of grant:

Number of Shares Subject to 2009 Merit Stock Option
Steven Holtzman	156,000
Adelene Perkins	104,000
Julian Adams	104,000

Promotion of Adelene Perkins and Establishment of 2010 Compensation Targets

Effective January 1, 2010, we implemented our long-standing management succession plan with Mr. Holtzman becoming Executive Chair of our board of directors and Ms. Perkins being named President and Chief Executive Officer. As Executive Chair, Mr. Holtzman will remain employed by us full-time. In this capacity, he serves as a strategic advisor on material business and financial initiatives as well as on healthcare policy matters affecting our company. He also plays a key role in our internal leadership development initiatives and as a mentor for Ms. Perkins. As such, Mr. Holtzman remains eligible for all compensation and benefits enjoyed by our citizen-owners.

In connection with this transition, the Compensation Committee requested that Towers Watson conduct a competitive analysis of compensation made to full-time executive chairs. This analysis entailed a review of publicly available information for eight life sciences companies reporting information regarding the transition of a chief executive officer to an employee/executive chair position in the last decade, as well as a review of 20 companies across other industries to support the smaller life sciences sample. Towers Watson observed that, based on its analysis, compensation programs offered to individuals transitioning from a chief executive officer position to an executive chair position are unique both in terms of the needs of the organization and the subsequent role defined for the executive chair, and that changes in compensation varied significantly depending on the executive chair’s pre-defined scope of responsibility and level of day-to-day involvement in company affairs.

The Compensation Committee considered the data provided by Towers Watson and solicited detailed information from Mr. Holtzman, Ms. Perkins, and Jeanette Kohlbrenner, our Vice President, Human Resources, regarding the distinct roles, responsibilities and expectations of Mr. Holtzman and Ms. Perkins in their new positions. Based on its review of this information, the current compensation levels of our named executive officers, and retention considerations, the Compensation Committee set our named executive officers’ 2010 base salary and contingent cash compensation opportunity at the following levels:

2010 Base Salary
Steven Holtzman	$520,000
Adelene Perkins	485,000
Julian Adams	425,000

2010 Contingent Cash Compensation Targets

	Below Industry Standards	Meets Industry Standards	Meets Infinity Expectations	Exceeds Infinity Expectations (Maximum)
Steven Holtzman and Adelene Perkins	0%	40%	50%	80%
Julian Adams	0%	35%	45%	75%

Mr. Holtzman’s base salary and target contingent cash compensation opportunity will remain unchanged for 2010. Ms. Perkins’ base salary adjustment reflects a merit increase of approximately 4% and her promotion to President and Chief Executive Officer, and the increase in her target contingent cash compensation opportunity for 2010 was driven by her promotion. Dr. Adams received a merit increase in base salary of approximately 4% for 2010, and his target contingent cash compensation opportunity will remain unchanged for 2010.

In addition, the Compensation Committee granted Ms. Perkins an additional option to purchase 260,000 shares of our common stock in connection with her promotion, on the same day and on the same terms as her 2009 merit stock option grant. The size of this stock option award was determined based on the difference obtained by subtracting the size of the stock option award necessary to hire an individual for her previous role (as described above, 2% of the number of issued and outstanding shares of our common stock, or 520,000 shares) from the size of the stock option award necessary to hire a chief executive officer externally (3% of the number of issued and outstanding shares of our common stock, or 780,000 shares). The Compensation Committee also considered Ms. Perkins’ strong performance and future potential as Chief Executive Officer, her existing equity position, and the number of shares available for award under our equity incentive plan in connection with its determination.

Accounting and Tax Considerations

While the Compensation Committee generally considered the financial accounting and tax implications of its executive compensation decisions, neither element was a material consideration in the compensation awarded to our named executive officers in 2009.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Steven H. Holtzman,	2009	$520,000	—	—	$299,200	$208,000	—	$7,782	(4)	$1,034,982
Executive Chair of the Board of Directors (3)	2008	480,000	—	—	592,400	288,000	—	7,332	(5)	1,367,732
	2007	450,000	—	—	2,942,860	112,500	—	7,182	(6)	3,512,542

Adelene Q. Perkins,	2009	$410,000	—	—	$187,000	$143,500	—	$7,782	(4)	$748,282
President and Chief Executive Officer	2008	390,000	—	—	888,600	195,000	—	7,332	(5)	1,480,932
	2007	350,000	—	—	2,320,240	87,500	—	7,182	(6)	2,764,922

Julian Adams, Ph.D.,	2009	$410,000	—	—	$187,000	$143,500	—	$432	(7)	$740,932
President of R&D and Chief Scientific Officer	2008	390,000	—	—	407,275	195,000	—	432	(7)	992,707
	2007	375,000	—	—	2,218,096	37,500	—	432	(7)	2,631,028

(1)	The amounts in this column reflect the aggregate grant date fair value of awards made during the applicable fiscal year.
(2)	The amounts in this column reflect amounts paid to each of our named executive officers under the contingent cash compensation program described in “Compensation Discussion and Analysis” above.
(3)	Mr. Holtzman, who served on our board of directors during each of the periods presented, received no compensation for such service. He received the amounts listed in the table above for his service as our Chief Executive Officer, a position he held through December 31, 2009. During the year ended December 31, 2009, Mr. Holtzman was granted option awards with the grant date fair values set forth below under the heading “Grants of Plan-Based Awards Table.” As of December 31, 2009, Mr. Holtzman held stock awards representing an aggregate of 325,090 shares of our common stock and options to purchase an aggregate of 657,000 shares of our common stock. For purposes of this footnote, shares of our common stock (i) purchased by Mr. Holtzman in the open market or (ii) obtained upon the conversion of the preferred stock of Infinity Discovery, Inc. in connection with its merger with our predecessor company, have not been treated as stock awards.
(4)	Includes $432 in life insurance premiums paid on behalf of the officer and $7,350 in value of the shares of our common stock contributed to the officer’s 401(k) plan account as a matching contribution.
(5)	Includes $432 in life insurance premiums paid on behalf of the officer and $6,900 in value of the shares of our common stock contributed to the officer’s 401(k) plan account as a matching contribution.
(6)	Includes $432 in life insurance premiums paid on behalf of the officer and $6,750 in value of the shares of our common stock contributed to the officer’s 401(k) plan account as a matching contribution.
(7)	Represents life insurance premiums paid on behalf of Dr. Adams.

Grants of Plan-Based Awards Table

	Grant Date	Estimated Future Payouts Under Non- Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Steven H. Holtzman	1/5/09	—	—	—	—	—	—	—	80,000	(2)	$7.27	$299,200	(3)

Adelene Q. Perkins	1/5/09	—	—	—	—	—	—	—	50,000	(2)	$7.27	$187,000	(3)

Julian Adams, Ph.D.	1/5/09	—	—	—	—	—	—	—	50,000	(2)	$7.27	$187,000	(3)

(1)	Each of our citizen-owners, including our named executive officers, is eligible to participate in a performance-based cash bonus program. The aggregate amount available for potential award under this program to all of our citizen-owners, including our named executive officers, if any, is a function of company performance against goals; the amounts payable to each of our named executive officers, if any, are based on a subjective assessment of individual performance by the Compensation Committee. As such, threshold, target and maximum are not determinable. See “Compensation Discussion and Analysis—Components of our Compensation Program—Cash Compensation” above.
(2)	Immediately vested as to 1/48th of the shares, and vests as to 1/48th of the shares on January 31, 2009 and at the end of each calendar month thereafter.
(3)	Based on a grant date fair value of approximately $3.74 per share.

Outstanding Equity Awards at Fiscal Year-End Table

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (1)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Steven H. Holtzman	187,500	62,500	(3)		13.59	1/25/2017
	86,979	80,021	(4)		9.80	12/13/2017
	43,333	116,667	(5)		7.18	12/4/2018
	21,666	58,334	(5)		7.27	1/5/2019
							691	(2)	$4,270

Adelene Q. Perkins	21,974	460	(2)		3.48	3/31/2016
	150,000	50,000	(3)		13.59	1/25/2017
	66,667	61,333	(4)		9.80	12/13/2017
	29,792	80,208	(5)		7.18	12/4/2018
	40,624	89,376	(6)		7.18	12/4/2018
	13,542	36,458	(5)		7.27	1/5/2019
							4,559	(3)	$28,175

Julian Adams, Ph.D.	150,000	50,000	(3)		13.59	1/25/2017
	57,917	53,283	(4)		9.80	12/13/2017
	29,792	80,208	(5)		7.18	12/4/2018
	13,542	36,458	(5)		7.27	1/5/2019
							576	(2)	$3,560
							9,121	(3)	$56,368

(1)	Consists of shares of restricted stock acquired by the early exercise of options granted under our Pre-Merger Stock Incentive Plan.
(2)	Fully vested on January 1, 2010.
(3)	Vests in equal monthly installments on the last day of the month through December 31, 2010.
(4)	Vests in equal monthly installments on the last day of the month through November 30, 2011.
(5)	Vests in equal monthly installments on the last day of the month through November 30, 2012.
(6)	Vests in equal monthly installments on the last day of the month through September 30, 2012.

Option Exercises and Stock Vested Table

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#) (1)	Value Realized on Vesting ($)
Steven H. Holtzman	—	—	8,289	$56,462
Adelene Q. Perkins	—	—	4,559	$31,055
Julian Adams, Ph.D.	—	—	16,027	$109,171

(1)	Represents shares of restricted stock acquired by the early exercise of options granted under the Infinity Pharmaceuticals, Inc. Pre-Merger Stock Incentive Plan that vested during the year ended December 31, 2009.

Potential Payments upon Termination or Change in Control

For a discussion of severance benefits that may become due to each of Mr. Holtzman, Ms. Perkins and Dr. Adams, see “Compensation of Executive Officers – Compensation Discussion and Analysis—Components of our Compensation Program—Severance Benefits” above. If the employment of Mr. Holtzman had been terminated on December 31, 2009 under circumstances that entitled him to severance benefits described in such section, Mr. Holtzman would be entitled to receive salary continuation until either he commenced employment with a new employer or December 31, 2010, whichever came first, the amount of which would have been up to $520,000. If the employment of Ms. Perkins had been terminated on December 31, 2009 under circumstances that entitled her to severance benefits described in such section, Ms. Perkins would have been entitled to receive a severance payment in the amount of $410,000. If the employment of Dr. Adams had been terminated on December 31, 2009 under circumstances that entitled him to severance benefits described in such section, Dr.  Adams would have been entitled to receive a severance payment in the amount of $205,000.

Securities Authorized for Issuance under Equity Compensation Plans

The following table provides information about the securities authorized for issuance under our equity compensation plans as of December 31, 2009:

	Equity Compensation Plan Information
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	4,334,227	$10.18	692,079	(2)
Equity compensation plans not approved by security holders	—	—	—

Total	4,334,227	$10.18	692,079	(2)

(1)	This table excludes an aggregate of 611,731 shares of our common stock issuable upon exercise of outstanding options granted by our predecessor company and assumed by us in connection with the reverse merger with our predecessor company. The weighted average exercise price of the excluded options is $4.34.
(2)	Consists of shares of our common stock available for future issuance under our 2000 Stock Incentive Plan.

Compensation Committee Interlocks and Insider Participation

The current members of the Compensation Committee of our board of directors are Mr. Babler and Drs. Evnin and Moss. Other than Dr. Moss, who was an employee of Infinity Discovery, Inc. in 2003, no member of the Compensation Committee was at any time during our 2009 fiscal year, or formerly, an officer or employee of ours or any subsidiary of ours, nor has any member of the Compensation Committee had any relationship with us requiring disclosure under Item 404 of Regulation S-K under the Exchange Act.

None of our executive officers has served as a director or member of the compensation committee (or other committee serving an equivalent function) of any entity that had one or more executive officers serving as a member of our board of directors or Compensation Committee.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with our management. Based on this review and discussion, the Compensation Committee recommended to our board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

By the Compensation Committee of the Board of Directors,

Martin Babler (Chair)

Anthony B. Evnin, Ph.D.

Franklin H. Moss, Ph.D.

PROPOSAL 2—APPROVAL OF 2010 STOCK INCENTIVE PLAN

On March 11, 2010, our board of directors adopted, subject to stockholder approval, the 2010 Stock Incentive Plan, or 2010 Plan. Up to 3,000,000 shares of our common stock (subject to adjustment in the event of stock splits and other similar events) may be issued pursuant to awards granted under the 2010 Plan. The 2010 Plan is intended to replace our 2000 Stock Incentive Plan, or 2000 Plan, which expires by its terms on June 15, 2010. As of March 29, 2010, options to purchase 5,443,833 shares of our common stock were outstanding under the 2000 Plan, which options had a weighted-average exercise price of $9.38 and a weighted-average remaining term of 8.16 years. As of March 29, 2010, an additional 631,689 shares were reserved for future option grants under the 2000 Plan. If the stockholders approve the 2010 Plan, we will not make new grants under the 2000 Plan after such approval, although all then-outstanding options granted under 2000 Plan will remain in effect.

In our equity compensation programs, we seek to balance the need to attract and retain high-quality talent in a highly competitive environment with efforts to closely monitor our equity “burn rate,” which is defined as the number of shares subject to equity awards granted in a fiscal year divided by the weighted average number of shares of our common stock outstanding for that fiscal year. In connection with the approval of the 2010 Plan and in order to address any potential stockholder concerns regarding the number of stock awards we intend to grant in a given year, our board of directors commits to our stockholders that for the next three fiscal years, beginning with our 2010 fiscal year, the burn rate under the 2010 Plan will not exceed 7.31% per year on average. This percentage is equal to the average of the 2010 burn rate cap established by RiskMetrics Group, Inc. for Russell 3000 companies in our industry (5.16%) and the 2009 burn rate cap established by RiskMetrics for non-Russell 3000 companies in our industry (9.46%). Equity grants assumed by us in a future merger or acquisition transaction, if any, would be excluded from this cap.

We believe this burn rate cap is appropriate because:

•

our common stock was included in the Russell 3000 index after the date of our 2009 annual stockholders meeting, and had we sought stockholder approval of a new equity incentive plan at the 2009 annual stockholder meeting, the standard by which our equity burn rate is measured would have been substantially less stringent than what we have committed to our stockholders;

•

we are among the smallest of the companies included in the Russell 3000 index, and are more reliant on equity compensation than cash to attract and retain high-quality employees than larger companies included in this index; and

•

it would enable us to continue providing (i) a broad-based equity program to all of our citizen-owners and (ii) an equity program focused solely on the grant of stock options, which more closely aligns compensation to stockholder return.

Our board of directors believes that our company’s future success depends, in large part, upon our ability of to maintain a competitive position in attracting, retaining and motivating our citizen-owners. Accordingly, our board of directors believes adoption of the 2010 Plan is in the best interests of our company and its stockholders and recommends a vote “FOR” the approval of the 2010 Plan and the reservation of 3,000,000 shares of common stock, together with additional shares that could be added in from expiring or canceled grants under our prior stock incentive plan, for issuance thereunder.

Description of the 2010 Plan

The following is a brief summary of the 2010 Plan, a copy of which is attached as Exhibit A to this proxy statement.

Number of Shares Available for Award

Up to 3,000,000 shares of our common stock may be issued pursuant to awards granted under the 2010 plan, plus an additional amount up to 5,443,833 shares of our common stock underlying already outstanding awards from the 2000 Plan (with this number assuming that all awards issued under the 2000 Plan as of March 29, 2010 expire or are canceled without the holders receiving any shares under those awards, and applying the fungible share counting rules described below. These numbers are also subject to adjustment in the event of stock splits and other similar events. Shares issued under the 2010 Plan may be authorized and unissued shares, or may be issued from shares that we have reacquired (provided that open-market purchases of shares using the proceeds from the exercise of awards do not increase the number of shares available for future grants).

The 2010 Plan uses a “fungible share” concept under which the awards of options and stock appreciation rights, or SARs, cause one share per covered share to be removed from the available share pool, while the award of restricted stock, restricted stock units, or other stock-based awards where the price charged for the award is less than 100% of the fair market value of our common stock will be counted against the pool as 1.35 shares. Shares covered by awards under the 2010 and 2000 Plans that are forfeited, cancelled or otherwise expire without having been exercised or settled, or that are settled by cash or other non-share consideration, become available for issuance pursuant to a new award and will be credited back to the pool at the same rates described above. Shares that are tendered or withheld to pay the exercise price of an award or to satisfy tax withholding obligations are not available for issuance pursuant to new awards. Shares are subtracted for exercises of SARs using the proportion of the total SAR that is exercised, rather than the number of shares actually issued.

Types of Awards

The 2010 Plan provides for the grant of incentive stock options intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended, or “Code”, nonstatutory stock options, SARs, restricted stock, restricted stock units and other stock-based and cash-based awards as described below.

Incentive Stock Options and Nonstatutory Stock Options. Optionees receive the right to purchase a specified number of shares of Common Stock at a specified option price and subject to such other terms and conditions as are specified in connection with the option grant. Subject to the limitations described below, options must be granted at an exercise price equal to or greater than the fair market value of our common stock on the date of grant. Under the 2010 Plan, options may not be granted for a term in excess of ten years. Options may not provide for the automatic grant of additional shares in connection with the exercise of the original option, and options may not provide for the payment or accrual of dividend equivalents. The 2010 Plan permits the following forms of payment of the exercise price of options:

•	payment by cash, check or in connection with a “cashless exercise” through a broker;

•	subject to certain conditions, surrender to the company of shares of our common stock;

•	subject to certain conditions, “net exercise” in which a portion of the shares to be issued on exercised are withheld to pay the exercise price;

•	any other lawful means; or

•	any combination of these forms of payment.

Director Options. The 2010 Plan provides for the automatic grant of options to members of our board of directors who are not employees on the same terms and conditions as those set forth in the 2000 Plan. Please refer to “Corporate Governance – Director Compensation” for a detailed discussion of these grants. Our board of directors retains the specific authority to increase or decrease the number of shares subject to options granted to non-employee directors under the 2010 Plan.

Stock Appreciation Rights. A SAR is an award entitling the holder, upon exercise, to receive an amount in common stock, cash, or a combination thereof determined by reference to appreciation, from and after the date of grant, in the fair market value of a share of our common stock. SARs may be granted independently or in tandem with a stock option.

Restricted Stock Awards. Restricted stock awards entitle recipients to acquire shares of our common stock, subject to the right of the company to repurchase some or all of those shares from the recipient in the event that the conditions specified in the applicable award are not satisfied prior to the end of the restriction period established for that award. The right to receive any dividends with respect to restricted stock will be conditioned on the vesting of the award.

Restricted Stock Unit Awards. Restricted stock unit awards, or RSUs, entitle the recipient to receive shares of our common stock to be delivered at the time the shares vest pursuant to the terms and conditions established by our board of directors. The right to receive any dividend equivalents with respect to RSUs, if such rights are provided, will be conditioned on the vesting of the award.

Other Stock-Based Awards. Under the 2010 Plan, our board of directors has the right to grant other awards based upon our common stock, with these awards having terms and conditions determined by the board. These awards may be paid in shares of our common stock or in cash.

Performance Conditions. The Compensation Committee may determine, at the time of grant, that a restricted stock award, RSU or other stock-based award granted to an officer will vest solely upon the achievement of specified performance criteria designed to qualify for deduction under Section 162(m) of the Code. The performance criteria for each such award will be based on one or more of the following measures:

•

the entry into an arrangement or agreement with a third party for the development, commercialization, marketing or distribution of products, services or technologies, or for conducting a research program to discover and develop a product, service or technology, and/or the achievement of milestones under such arrangement or agreement, including events that trigger an obligation or payment right;

•

achievement of domestic and international regulatory milestones, including the submission of filings required to advance products, services and technologies in clinical development and the achievement of approvals by regulatory authorities relating to the commercialization of products, services and technologies;

•	the achievement of discovery, preclinical and clinical stage scientific objectives, discoveries or inventions for products, services and technologies under research and development;

•	the entry into or completion of a phase of clinical development for any product, service or technology, such as the entry into or completion of phase 1, 2 and/or 3 clinical trials;

•	the consummation of debt or equity financing transactions, or acquisitions of businesses, technologies and assets;

•	new product or service releases;

•	the achievement of qualitative or quantitative performance measures set forth in operating plans approved by our board of directors from time to time;

•

specified levels of product sales, net income, earnings before or after discontinued operations, interest, taxes, depreciation and/or amortization, operating profit before or after discontinued operations and/or taxes, sales, sales growth, earnings growth, cash flow or cash position, gross margins, stock price, market share, return on sales, assets, equity or investment;

•	improvement of financial ratings;

•	achievement of balance sheet or income statement objectives; and/or

•	total stockholder return.

Such performance goals may be adjusted to exclude any one or more of:

•	extraordinary items;

•	gains or losses on the dispositions of discontinued operations;

•	the cumulative effects of changes in accounting principles;

•	the writedown of any asset; and

•	charges for restructuring and rationalization programs.

These performance goals may vary by participant and be different for different awards, be particular to a participant or department, business, subsidiary or other unit in which the participant works, and may cover any period specified by the Compensation Committee. These goals will, however, be set by the Compensation Committee within the time period prescribed by, and will otherwise comply with the requirements of, Section 162(m) of the Code.

Transferability of Awards

In general, awards may not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution or, other than in the case of an incentive stock option, pursuant to a qualified domestic relations order. During the life of the participant, awards are exercisable only by the participant. With the consent of our board of directors, a participant can transfer an award without payment to an immediate family member, family trust, or certain other related entities to the extent the rules under Form S-8 would cover the transferee.

Eligibility to Receive Awards

Employees, officers, directors, consultants and advisors of our company and its subsidiaries, and of other business ventures in which we have a controlling interest, are eligible to be granted awards under the 2010 Plan. Under present law, however, incentive stock options may only be granted to employees of Infinity Pharmaceuticals, Inc. and its subsidiaries.

The maximum number of shares with respect to which awards may be granted to any participant under the 2010 Plan may not exceed 1,000,000 shares per calendar. For purposes of this limit, the combination of a stock option in tandem with SAR is treated as a single award.

Plan Benefits

As of March 1, 2010, approximately 190 persons were eligible to receive awards under the 2010 Plan, including our executive officers and non-employee directors. Except for the automatic grant of awards to non-employee directors as described above, the grant of awards under the 2010 Plan is discretionary, and we cannot now determine the number or type of awards to be granted in the future to any particular person or group. On March 1, 2010, the last reported sale price of our common stock on the Nasdaq Global Market was $6.19.

Administration

The 2010 Plan is administered by our board of directors, which has the authority to adopt, amend and repeal the administrative rules, guidelines and practices relating to the 2010 Plan and to interpret the provisions of the 2010 Plan. Pursuant to the terms of the 2010 Plan, our board of directors may delegate authority under the 2010 Plan to one or more committees or subcommittees of the board, and it has authorized the Compensation Committee to administer certain aspects of the 2010 Plan, including the granting of options to executive officers. In addition, our board of directors may authorize one or more of our officers to grant stock options to eligible participants other than our executive officers, subject to limitations set by the Compensation Committee. Subject to the approval of the 2010 Plan by our stockholders, Ms. Perkins has been authorized to grant such stock options.

Subject to any applicable limitations contained in the 2010 Plan, our board of directors, the Compensation Committee, or any other committee to which the board delegates authority, as the case may be, selects the recipients of awards and determines:

•	the number of shares of our common stock covered by options and the dates upon which such options become exercisable;

•	the exercise price of stock options (which may not be less than 100% of fair market value of our common stock on the date of grant);

•	the duration of stock options (which may not exceed 10 years); and

•

the number of shares of our common stock subject to any SAR, restricted stock award, RSU or other stock-based awards and the terms and conditions of such awards, including conditions for repurchase, issue price and repurchase price.

Our board of directors is required to make appropriate adjustments in connection with the 2010 Plan and any outstanding awards to reflect stock splits, stock dividends, recapitalizations, spin-offs and other similar changes in capitalization. The 2010 Plan also contains provisions addressing the consequences of any “Reorganization Event”, which is defined as:

•

any merger or consolidation of our company with or into another entity, as a result of which all of our common stock is converted into or exchanged for the right to receive cash, securities or other property, or is cancelled;

•	any transfer or disposition of all of our common stock for cash, securities or other property pursuant to a share exchange or other transaction; or

•	any liquidation or dissolution of our company.

In connection with a Reorganization Event, our board of directors or the Compensation Committee may take any one or more of the following actions as to all or any outstanding Awards on such terms as the board or Compensation Committee determines:

•	provide that awards will be assumed, or substantially equivalent awards will be substituted, by the acquiring or succeeding corporation (or an affiliate thereof);

•

upon written notice, provide that all unexercised stock options or other unexercised awards will become exercisable in full and will terminate immediately prior to the consummation of such Reorganization Event unless exercised within a specified period following the date of such notice;

•	provide that outstanding awards will become exercisable, realizable or deliverable, or restrictions applicable to an award will lapse, in whole or in part prior to or upon such Reorganization Event;

•

in the event of a Reorganization Event under the terms of which holders of our common stock will receive, upon consummation thereof, a cash payment for each share surrendered in the Reorganization Event, or “Acquisition Price”, make or provide for a cash payment to an award holder equal to (i) the Acquisition Price times the number of shares of our common stock subject to the holder’s awards (to the extent the exercise price does not exceed the Acquisition Price) minus (ii) the aggregate exercise price of all the holder’s outstanding awards, in exchange for the termination of such awards;

•	provide that, in connection with a liquidation or dissolution of our company, awards will convert into the right to receive liquidation proceeds (if applicable, net of the exercise price thereof); and

•	any combination of the foregoing.

Unless otherwise provided for in the instrument evidencing any stock option, SAR or any other agreement between us and a 2010 Plan participant, effective immediately prior to a “Change in Control Event” (as this term is defined in the 2010 Plan), all stock options and SARs then outstanding will immediately become exercisable in full. Unless otherwise provided in the instrument evidencing a restricted stock award, RSU or any other agreement between us and a 2010 Plan participant, effective immediately prior to a Change in Control Event all restrictions and conditions on all restricted stock awards and RSUs then outstanding will automatically be deemed terminated and/or satisfied. Our board of directors may specify in an award at the time of grant the effect of a Change in Control Event on an other stock-based award. The deferred compensation rules of Section 409A of the Code may delay payment where such delay is required to comply with its rules or may cause, in certain circumstances, RSUs to be terminated without any payment in exchange for such termination.

Except as described above, our board of directors or the Compensation Committee may at any time provide that any award will become immediately exercisable in full or in part, free of some or all restrictions or conditions, or otherwise realizable in full or in part, as the case may be.

If any award expires or is terminated, surrendered, canceled or forfeited, the unused shares of our common stock covered by such award will again be available for grant under the 2010 Plan, subject, in the case of incentive stock options, to any limitations under the Code.

Substitute Awards

In connection with a merger or consolidation of an entity with our company, or the acquisition by our company of property or stock of an entity, our board of directors may grant awards in substitution for any stock options or other stock or stock-based awards granted by such entity or an affiliate thereof. Substitute awards may be granted on such terms as the board deems appropriate in the circumstances, notwithstanding any limitations on options contained in the 2010 Plan. Substitute Options will not count against the 2010 Plan’s overall share limit, except as may be required by the Code.

Restrictions on Repricing

Unless our stockholders approve such action (or it is appropriate under a change in capitalization, a reorganization event, or a Change in Control Event), the 2010 Plan provides that we may not:

•	amend any outstanding stock option or SAR granted under the 2010 Plan to provide an exercise price per share that is lower than the then-current exercise price per share of such outstanding award;

•

cancel any outstanding option or SAR (whether or not granted under the 2010 Plan) and grant in substitution therefor new awards under the 2010 Plan (other than as substitute awards as described above) covering the same or a different number of shares of common stock and having an exercise price per share lower than the then-current exercise price per share of the cancelled award;

•	cancel in exchange for cash any outstanding stock options or SARs that then have exercise or measurement prices per share below the then-current fair market value of our common stock; or

•	take any other action that that constitutes a “repricing” within the meaning of the rules of the NASDAQ Stock Market.

Provisions for Foreign Participants

Our board of directors or the Compensation Committee may modify awards granted to participants who are foreign nationals or employed outside the United States, or establish subplans or procedures under the 2010 Plan to recognize differences in laws, rules, regulations or customs of such foreign jurisdictions with respect to tax, securities, currency, employee benefit or other matters.

Amendment or Termination

No Award may be made under the 2010 Plan after May 25, 2020 but awards previously granted may extend beyond that date. Our board of directors may at any time amend, suspend or terminate the 2010 Plan; provided that, to the extent determined by the Board, no amendment requiring stockholder approval under any applicable legal, regulatory or listing requirement will become effective until such stockholder approval is obtained.

If the stockholders do not approve the adoption of the 2010 Plan, the 2010 Plan will not go into effect, and we will not grant any awards under the 2010 Plan. In such event, our board of directors will consider whether to adopt alternative arrangements based on its assessment of our needs.

Federal Income Tax Consequences

The following is a summary of the United States federal income tax consequences that generally will arise with respect to awards granted under the 2010 Plan. This summary is based on the federal tax laws in effect as of the date of this proxy statement. Changes to these laws could alter the tax consequences described below. In addition, this summary assumes that all awards are exempt from, or comply with, the rules under Section 409A of the Code regarding nonqualified deferred compensation.

Incentive Stock Options

A participant will not have income upon the grant of an incentive stock option. Also, except as described below, a participant will not have income upon exercise of an incentive stock option if the participant has been employed by our company or its corporate parent or 50% or more-owned corporate subsidiary at all times beginning with the option grant date and ending three months before the date the participant exercises the option. If the participant has not been so employed during that time, then the participant will be taxed as described below under “Nonstatutory Stock Options.” The exercise of an incentive stock option may subject the participant to the alternative minimum tax.

A participant will have income upon the sale of the stock acquired under an incentive stock option at a profit (if sales proceeds exceed the exercise price). The type of income will depend on when the participant sells the stock. If a participant sells the stock more than two years after the option was granted and more than one year after the option was exercised, then all of the profit will be long-term capital gain. If a participant sells the stock prior to satisfying these waiting periods, then the participant will have engaged in a disqualifying disposition and a portion of the profit will be ordinary income and a portion may be capital gain. This capital gain will be long-term if the participant has held the stock for more than one year and otherwise will be short-term. If a participant sells the stock at a loss (sales proceeds are less than the exercise price), then the loss will be a capital loss. This capital loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

Nonstatutory Stock Options

A participant will not have income upon the grant of a nonstatutory stock option. A participant will have compensation income upon the exercise of a nonstatutory stock option equal to the value of the stock on the day the participant exercised the option less the exercise price. Upon sale of the stock, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the day the option was exercised. This capital gain or loss will be long-term if the participant has held the stock for more than one year and otherwise will be short-term.

Stock Appreciation Rights

A participant will not have income upon the grant of a SAR. A participant generally will recognize compensation income upon the exercise of an SAR equal to the amount of the cash and the fair market value of any stock received. Upon the sale of the stock, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the day the SAR was exercised. This capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

Restricted Stock Awards

A participant will not have income upon the grant of restricted stock unless an election under Section 83(b) of the Code is made within 30 days of the date of grant. If a timely 83(b) election is made, then a participant will have compensation income equal to the value of the stock less the purchase price. When the stock is sold, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the date of grant. If the participant does not make an 83(b) election, then when the stock vests the participant will have compensation income equal to the value of the stock on the vesting date less the purchase price. When the stock is sold, the participant will have capital gain or loss equal to the sales proceeds less the value of the stock on the vesting date. Any capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

Restricted Stock Units

A participant will not have income upon the grant of an RSU. A participant is not permitted to make a Section 83(b) election with respect to an RSU award. When the RSU vests, the participant will have income on the date of distribution of the related shares in an amount equal to the fair market value of the stock on such date less the purchase price, if any. When the stock is sold, the participant will have capital gain or loss equal to the sales proceeds less the value of the stock on the distribution date. Any capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

Other Stock-Based Awards

The tax consequences associated with any other stock-based award granted under the 2010 Plan will vary depending on the specific terms of such award. Among the relevant factors are whether or not the award has a readily ascertainable fair market value, whether or not the award is subject to forfeiture provisions or restrictions on transfer, the nature of the property to be received by the participant under the award and the participant’s holding period and tax basis for the award or underlying common stock.

Tax Consequences to Infinity

There will be no tax consequences to our company, except that we will be entitled to a deduction when a participant has compensation income. Any such deduction will be subject to the limitations of Section 162(m) of the Code.

PROPOSAL 3—RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has selected the firm of Ernst & Young LLP, independent registered public accounting firm, as our auditors for the fiscal year ending December 31, 2010. Although stockholder approval of the selection of Ernst & Young LLP is not required by law, our board of directors believes that it is advisable to give stockholders an opportunity to ratify this selection. If this proposal is not approved by our stockholders at the 2010 annual meeting, our Audit Committee will reconsider its selection of Ernst & Young LLP.

Representatives of Ernst & Young LLP are expected to be present at the 2010 annual meeting. They will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from stockholders.

Our board of directors recommends that you vote FOR the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the 2010 fiscal year.

OTHER MATTERS

Our board of directors is not aware of any other matters that are likely to be brought before the 2010 annual meeting. If other matters are properly brought before the 2010 annual meeting, including a proposal to adjourn the meeting to permit the solicitation of additional proxies in the event that one or more proposals have not been approved by a sufficient number of votes at the time of the meeting, the persons named in the enclosed proxy will vote on such matters in their own discretion.

We hope that you will attend the annual meeting. Whether or not you plan to attend, we urge you to vote your shares over the Internet or by telephone, or complete, date, sign and return the enclosed proxy card in the accompanying postage-prepaid envelope. A prompt response will greatly facilitate arrangements for the meeting, and your cooperation will be appreciated.

Exhibit A

INFINITY PHARMACEUTICALS, INC.

2010 STOCK INCENTIVE PLAN

1.	Purpose

The purpose of this 2010 Stock Incentive Plan (the “Plan”) of Infinity Pharmaceuticals, Inc., a Delaware corporation (the “Company”), is to advance the interests of the Company’s stockholders by enhancing the Company’s ability to attract, retain and motivate persons who are expected to make important contributions to the Company and by providing such persons with equity ownership opportunities and performance-based incentives that are intended to better align the interests of such persons with those of the Company’s stockholders. Except where the context otherwise requires, the term “Company” shall include any of the Company’s present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Internal Revenue Code of 1986, as amended, and any regulations thereunder (the “Code”) and any other business venture (including, without limitation, joint venture or limited liability company) in which the Company has a controlling interest, as determined by the Board of Directors of the Company (the “Board”).

2.	Eligibility

All of the Company’s employees, officers and directors, as well as consultants and advisors to the Company (as such terms are defined and interpreted for purposes of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), or any successor form) are eligible to be granted Awards under the Plan. Each person who is granted an Award under the Plan is deemed a “Participant.” “Award” means Options (as defined in Section 5), SARs (as defined in Section 7), Restricted Stock (as defined in Section 8), Restricted Stock Units (as defined in Section 8) and Other Stock-Based Awards (as defined in Section 9) and Cash-Based Awards (as defined in Section 9).

3.	Administration and Delegation

(a) Administration by Board of Directors. The Plan will be administered by the Board. The Board shall have authority to grant Awards and to adopt, amend and repeal such administrative rules, guidelines and practices relating to the Plan as it shall deem advisable. The Board may construe and interpret the terms of the Plan and any Award agreements entered into under the Plan. The Board may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem expedient and it shall be the sole and final judge of such expediency. All decisions by the Board shall be made in the Board’s sole discretion and shall be final and binding on all persons having or claiming any interest in the Plan or in any Award.

(b) Appointment of Committees. To the extent permitted by applicable law, the Board may delegate any or all of its powers under the Plan to one or more committees or subcommittees of the Board (a “Committee”). All references in the Plan to the “Board” shall mean the Board or a Committee of the Board or the officers referred to in Section 3(c) to the extent that the Board’s powers or authority under the Plan have been delegated to such Committee or officers.

(c) Delegation to Officers. To the extent permitted by applicable law, the Board may delegate to one or more officers of the Company the power to grant Options and other Awards that constitute rights under Delaware law (subject to any limitations under the Plan) to employees or officers of the Company and to exercise such other powers under the Plan as the Board may determine, provided that the Board shall fix the terms of such Awards to be granted by such officers (including the exercise price of such Awards, which may include a formula by which the exercise price will be determined) and the maximum number of shares subject to such Awards that the officers may grant; provided further, however, that no officer shall be authorized to grant such Awards to any “executive officer” of the Company (as defined by Rule 3b-7 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) or to any “officer” of the Company (as defined by Rule 16a-1 under the Exchange Act). The Board may not delegate authority under this Section 3(c) to grant Restricted Stock, unless Delaware law then permits such delegation.

(d) Awards to Non-Employee Directors. Discretionary Awards to non-employee directors may be granted and administered only by a Committee, all of the members of which are independent directors as defined by Section 5605(a)(2) of the NASDAQ Marketplace Rules.

4.	Stock Available for Awards

(a) Number of Shares; Share Counting.

(1) Authorized Number of Shares. Subject to adjustment under Section 11, Awards may be made under the Plan for up to 3,000,000 shares of common stock, $.001 par value per share, of the Company (the “Common Stock”), any or all of which Awards may be in the form of Incentive Stock Options (as defined in Section 5(b)). Shares issued under the Plan may consist in whole or in part of authorized but unissued shares or treasury shares. The Company shall not make any new Awards under any prior equity plans after the date the Plan is approved by the Company’s stockholders (the “Effective Date”).

(2) Fungible Share Pool. Subject to adjustment under Section 11, any Award that is not a Full-Value Award shall be counted against the share limits specified in Section 4(a)(1) as one share for each share of Common Stock subject to such Award and any Award that is a Full-Value Award shall be counted against the share limits specified in Section 4(a)(1) as 1.35 shares for each one share of Common Stock subject to such Full-Value Award. “Full-Value Award” means any Restricted Stock Award or Other Stock-Based Award with a per share price or per unit purchase price lower than 100% of Fair Market Value (as defined below) on the date of grant. To the extent a share that was subject to an Award that counted as one share is returned to the Plan pursuant to Section 4(a)(3), each applicable share reserve will be credited with one share. To the extent that a share that was subject to an Award that counts as 1.35 shares is returned to the Plan pursuant to Section 4(a)(3), each applicable share reserve will be credited with 1.35 shares.

(3) Share Counting. For purposes of counting the number of shares available for the grant of Awards under the Plan:

(A) all shares of Common Stock covered by SARs shall be counted against the number of shares available for the grant of Awards under the Plan and against the sublimits listed in the first clause of this Section 4(a)(2); provided, however, that (i) SARs that may be settled only in cash shall not be so counted and (ii) if the Company grants an SAR in tandem with an Option for the same number of shares of Common Stock and provides that only one such Award may be exercised (a “Tandem SAR”), only the shares covered by the Option, and not the shares covered by the Tandem SAR, shall be so counted, and the expiration of one in connection with the other’s exercise will not restore shares to the Plan;

(B) if any Award granted under this Plan or the 2000 Stock Incentive Plan of the Company (formerly, the Discovery Partners International, Inc. 2000 Stock Incentive Plan) (i) expires or is terminated, surrendered or canceled without having been fully exercised or is forfeited in whole or in part (including as the result of shares of Common Stock subject to such Award being repurchased by the Company at the original issuance price pursuant to a contractual repurchase right) or (ii) results in any Common Stock not being issued (including as a result of an SAR that was settleable either in cash or in stock actually being settled in cash), the unused Common Stock covered by such Award shall again be available for the grant of Awards; provided, however, that (1) in the case of Incentive Stock Options, the foregoing shall be subject to any limitations under the Code, (2) in the case of the exercise of an SAR, the number of shares counted against the shares available under the Plan and against the sublimits listed in the first clause of this Section 4(a)(2) shall be the full number of shares subject to the SAR multiplied by the percentage of the SAR actually exercised, regardless of the number of shares actually used to settle such SAR upon exercise and (3) the shares covered by a Tandem SAR shall not again become available for grant upon the expiration or termination of such Tandem SAR;

(C) shares of Common Stock delivered (either by actual delivery, attestation, or net exercise) to the Company by a Participant to (i) purchase shares of Common Stock upon the exercise of an Award or (ii) satisfy tax withholding obligations (including shares retained from the Award creating the tax obligation) shall not be added back to the number of shares available for the future grant of Awards; and

(D) shares of Common Stock repurchased by the Company on the open market using the proceeds from the exercise of an Award shall not increase the number of shares available for future grant of Awards.

(b) Sub-limits. Subject to adjustment under Section 11, the following sub-limits on the number of shares subject to Awards shall apply:

(1) Section 162(m) Per-Participant Limit. The maximum number of shares of Common Stock with respect to which Awards may be granted to any Participant under the Plan shall be 1,000,000 per calendar year. For purposes of the foregoing limit, the combination of an Option in tandem with an SAR shall be treated as a single Award. The per Participant limit described in this Section 4(b)(1) shall be construed and applied consistently with Section 162(m) of the Code or any successor provision thereto, and the regulations thereunder (“Section 162(m)”).

(c) Substitute Awards. In connection with a merger or consolidation of an entity with the Company or the acquisition by the Company of property or stock of an entity, the Board may grant Awards in substitution for any options or other stock or stock-based awards granted by such entity or an affiliate thereof. Substitute Awards may be granted on such terms as the Board deems appropriate in the circumstances, notwithstanding any limitations on Awards contained in the Plan. Substitute Awards shall not count against the overall share limit set forth in Section 4(a)(1) or any sublimits contained in the Plan, except as may be required by reason of Section 422 and related provisions of the Code.

5.	Stock Options

(a) General. The Board may grant options to purchase Common Stock (each, an “Option”) and determine the number of shares of Common Stock to be covered by each Option, the exercise price of each Option and the conditions and limitations applicable to the exercise of each Option, including conditions relating to applicable federal or state securities laws, as it considers necessary or advisable.

(b) Incentive Stock Options. An Option that the Board intends to be an “incentive stock option” as defined in Section 422 of the Code (an “Incentive Stock Option”) shall only be granted to employees of Infinity Pharmaceuticals, Inc., any of Infinity Pharmaceuticals, Inc.’s present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Code, and any other entities the employees of which are eligible to receive Incentive Stock Options under the Code, and shall be subject to and shall be construed consistently with the requirements of Section 422 of the Code. An Option that is not intended to be an Incentive Stock Option shall be designated a “Nonstatutory Stock Option.” The Company shall have no liability to a Participant, or any other party, if an Option (or any part thereof) that is intended to be an Incentive Stock Option is not an Incentive Stock Option or if the Company converts an Incentive Stock Option to a Nonstatutory Stock Option.

(c) Exercise Price. The Board shall establish the exercise price of each Option and specify the exercise price in the applicable Option agreement. The exercise price shall be not less than 100% of the Fair Market Value (as defined in Section 5(j) below); provided that if the Board approves the grant of an Option with an exercise price to be determined on a future date, the exercise price shall be not less than 100% of the Fair Market Value on such future date.

(d) Duration of Options. Each Option shall be exercisable at such times and subject to such terms and conditions as the Board may specify in the applicable option agreement; provided, however, that no Option will be granted with a term in excess of 10 years.

(e) Exercise of Options. Options may be exercised by delivery to the Company of a notice of exercise in a form (which may be electronic) approved by the Company, together with payment in full (in the manner specified in Section 5(f)) of the exercise price for the number of shares for which the Option is exercised. Shares of Common Stock subject to the Option will be delivered by the Company as soon as practicable following exercise.

(f) Payment Upon Exercise. Common Stock purchased upon the exercise of an Option granted under the Plan shall be paid for as follows:

(1) in cash or by check, payable to the order of the Company;

(2) except as may otherwise be provided in the applicable Option agreement or approved by the Board, in its sole discretion, by (i) delivery of an irrevocable and unconditional undertaking by a creditworthy broker to deliver promptly to the Company sufficient funds to pay the exercise price and any required tax withholding or (ii) delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a creditworthy broker to deliver promptly to the Company cash or a check sufficient to pay the exercise price and any required tax withholding;

(3) to the extent provided for in the applicable Option agreement or approved by the Board, in its sole discretion, by delivery (either by actual delivery or attestation) of shares of Common Stock owned by the Participant valued at their Fair Market Value, provided (i) such method of payment is then permitted under applicable law, (ii) such Common Stock, if acquired directly from the Company, was owned by the Participant for such minimum period of time, if any, as may be established by the Board in its discretion and (iii) such Common Stock is not subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements;

(4) to the extent provided for in the applicable Option agreement or approved by the Board in its sole discretion, by delivery of a notice of “net exercise” to the Company, as a result of which the Participant would receive (i) the number of shares underlying the portion of the Option being exercised, less (ii) such number of shares as is equal to (A) the aggregate exercise price for the portion of the Option being exercised divided by (B) the Fair Market Value on the date of exercise.

(5) to the extent permitted by applicable law and provided for in the applicable Option agreement or approved by the Board, in its sole discretion, by payment of such other lawful consideration as the Board may determine; or

(6) by any combination of the above permitted forms of payment.

(g) No Reload Options. No Option granted under the Plan shall contain any provision entitling the Participant to the automatic grant of additional Options in connection with any exercise of the original Option.

(h) No Dividend Equivalents. No option shall provide for the payment or accrual of dividend equivalents.

(i) Limitation on Repricing. Unless such action is approved by the Company’s stockholders, the Company may not (except as provided for under Section 11): (1) amend any outstanding Option granted under the Plan to provide an exercise price per share that is lower than the then-current exercise price per share of such outstanding Option, (2) cancel any outstanding option (whether or not granted under the Plan) and grant in substitution therefor new Awards under the Plan (other than Awards granted pursuant to Section 4(c)) covering the same or a different number of shares of Common Stock and having an exercise price per share lower than the then-current exercise price per share of the cancelled option, (3) cancel in exchange for a cash payment any outstanding Option with an exercise price per share below the then-current Fair Market Value, other than pursuant to Section 11, or (4) take any other action under the Plan that constitutes a “repricing” within the meaning of the rules of the NASDAQ Stock Market (“NASDAQ”).

(j) Fair Market Value. ‘Fair Market Value’ of a share of Common Stock for purposes of the Plan will be determined as follows:

(1) if the Common Stock trades on a national securities exchange, the closing sale price (for the primary trading session) on the date of grant; or

(2) if the Common Stock does not trade on any such exchange, the average of the closing bid and asked prices as reported by an authorized OTCBB market data vendor as listed on the OTCBB website (otcbb.com) on the date of grant; or

(3) if the Common Stock is not publicly traded, the Board will determine the Fair Market Value for purposes of the Plan using any measure of value it determines to be appropriate (including, as it considers appropriate, relying on appraisals) in a manner consistent with the valuation principles under Code Section 409A, except as the Board may expressly determine otherwise.

For any date that is not a trading day, the Fair Market Value of a share of Common Stock for such date will be determined by using the closing sale price or average of the bid and asked prices, as appropriate, for the immediately preceding trading day and with the timing in the formulas above adjusted accordingly. The Board can substitute a particular time of day or other measure of “closing sale price” or “bid and asked prices” if appropriate because of exchange or market procedures or can, in its sole discretion, use weighted averages either on a daily basis or such longer period as complies with Code Section 409A.

The Board has sole discretion to determine the Fair Market Value for purposes of the Plan, and all Awards are conditioned on the participants’ agreement that the Administrator’s determination is conclusive and binding even though others might make a different determination.

6.	Director Options

(a) Initial Grant. Upon the commencement of service on the Board by any individual who is not then an employee of the Company or any subsidiary of the Company, such person shall automatically be granted a Nonstatutory Stock Option to purchase 9,375 shares of Common Stock (subject to adjustment under Section 6(e), 6(f) or 11).

(b) Annual Grant. On the date of each annual meeting of stockholders of the Company, each member of the Board of Directors of the Company who is both serving as a director of the Company immediately prior to and immediately following such annual meeting and who is not then an employee of the Company or any of its subsidiaries, shall automatically be granted a Nonstatutory Stock Option to purchase 5,625 shares of Common Stock (subject to adjustment under Section 6(e), 6(f) or 11); provided, however, that a director shall not be eligible to receive an option grant under this Section 6(b) unless such director served on the Board on the last day of the immediately preceding calendar year.

(c) Additional Grants. Upon the commencement of service in the following positions by any individual who is not then an employee of the Company or any of its subsidiaries, and each anniversary thereafter that such individual is continuing to serve in such position, such person shall automatically be granted a Nonstatutory Stock Option to purchase the number of shares of Common Stock (subject to adjustment under Section 6(e), 6(f) or 11) indicated below:

(1) if the individual serves as lead outside director of the Board, a Nonstatutory Stock Option to purchase 9,375 shares of Common Stock;

(2) if the individual serves as chair of the research and development committee of the Board, a Nonstatutory Stock Option to purchase 3,750 shares of Common Stock;

(3) if the individual serves as chair of the audit committee of the Board, a Nonstatutory Stock Option to purchase 3,750 shares of Common Stock;

(4) if the individual serves as chair of the compensation committee of the Board, a Nonstatutory Stock Option to purchase 1,875 shares of Common Stock; and

(5) if the individual serves as the chair of the nominating and corporate governance committee of the Board, if such individual is not also lead outside director of the board, a Nonstatutory Stock Option to purchase 1,875 shares of Common Stock.

(d) Terms of Director Options. Options granted under this Section 6 shall (i) have an exercise price equal to the closing sale price (for the primary trading session) of the Common Stock on the national securities exchange on which the Common Stock is then traded on the date of grant (or if the date of grant is not a trading day on such exchange, the trading day immediately prior to the date of grant) or, if the Common Stock is not then traded on a national securities exchange, the Fair Market Value of the Common Stock, (ii) vest in equal quarterly installments on the last day of each calendar quarter provided that the individual is serving on the Board or in the positions listed in Section 6(c), as applicable, on such date, provided that no additional vesting shall take place after the Participant ceases to serve as a director and further provided that the Options granted under this Section 6 shall immediately vest in the case of death, disability or change in control, (iii) expire on the earlier of 10 years from the date of grant or one year following cessation of service on the Board and (iv) contain such other terms and conditions as the Board shall determine.

(e) Board Discretion. The Board retains the specific authority to increase or decrease from time to time the number of shares subject to Options granted under this Section 6.

(f) Non-exclusive Grants. The Board retains the specific authority to grant Options, SARs, Restricted Stock, Restricted Stock Units and Other Stock-Based Awards and Cash-Based Awards in addition to or in lieu of some or all of the Options provided for in this Section 6.

7.	Stock Appreciation Rights

(a) General. The Board may grant Awards consisting of stock appreciation rights (“SARs”) entitling the holder, upon exercise, to receive an amount of Common Stock or cash or a combination thereof (such form to be determined by the Board) determined by reference to appreciation, from and after the date of grant, in the Fair Market Value of a share of Common Stock over the measurement price established pursuant to Section 7(b). The date as of which such appreciation is determined shall be the exercise date.

(b) Measurement Price. The Board shall establish the measurement price of each SAR and specify it in the applicable SAR agreement. The measurement price shall not be less than 100% of the Fair Market Value on the date the SAR is granted; provided that if the Board approves the grant of an SAR effective as of a future date, the measurement price shall be not less than 100% of the Fair Market Value on such future date.

(c) Duration of SARs. Each SAR shall be exercisable at such times and subject to such terms and conditions as the Board may specify in the applicable SAR agreement; provided, however, that no SAR will be granted with a term in excess of 10 years.

(d) Exercise of SARs. SARs may be exercised by delivery to the Company of a notice of exercise in a form (which may be electronic) approved by the Company, together with any other documents required by the Board.

(e) Dividend Equivalents. No SAR shall provide for the payment or accrual of dividends.

(f) Limitation on Repricing. Unless such action is approved by the Company’s stockholders, the Company may not (except as provided for under Section 11): (1) amend any outstanding SAR granted under the Plan to provide a measurement price per share that is lower than the then-current measurement price per share of such outstanding SAR, (2) cancel any outstanding SAR (whether or not granted under the Plan) and grant in substitution therefor new Awards under the Plan (other than Awards granted pursuant to Section 4(c)) covering the same or a different number of shares of Common Stock and having an exercise or measurement price per share lower than the then-current measurement price per share of the cancelled SAR, (3) cancel in exchange for a cash payment any outstanding SAR with a measurement price per share below the then-current Fair Market Value, other than pursuant to Section 11, or (4) take any other action under the Plan that constitutes a “repricing” within the meaning of the rules of the NASDAQ.

8.	Restricted Stock; Restricted Stock Units

(a) General. The Board may grant Awards entitling recipients to acquire shares of Common Stock (“Restricted Stock”), subject to the right of the Company to repurchase all or part of such shares at their issue price or other stated or formula price (or to require forfeiture of such shares if issued at no cost) from the recipient in the event that conditions specified by the Board in the applicable Award are not satisfied prior to the end of the applicable restriction period or periods established by the Board for such Award. The Board may also grant Awards entitling the recipient to receive shares of Common Stock or cash to be delivered at the time such Award vests (“Restricted Stock Units”) (Restricted Stock and Restricted Stock Units are each referred to herein as a “Restricted Stock Award”).

(b) Terms and Conditions for All Restricted Stock Awards. The Board shall determine the terms and conditions of a Restricted Stock Award, including the conditions for vesting and repurchase (or forfeiture) and the issue price, if any.

(c) Additional Provisions Relating to Restricted Stock.

(1) Dividends. Unless otherwise provided in the applicable Award agreement, any dividends (whether paid in cash, stock or property) declared and paid by the Company with respect to shares of Restricted Stock (“Accrued Dividends”) shall be paid to the Participant only if and when such shares become free from the restrictions on transferability and forfeitability that apply to such shares. Each payment of Accrued Dividends will be made no later than the end of the calendar year in which the dividends are paid to stockholders of that class of stock or, if later, the 15th day of the third month following the lapsing of the restrictions on transferability and the forfeitability provisions applicable to the underlying shares of Restricted Stock.

(2) Stock Certificates. The Company may require that any stock certificates issued in respect of shares of Restricted Stock, as well as dividends or distributions paid on such Restricted Stock, shall be deposited in escrow by the Participant, together with a stock power endorsed in blank, with the Company (or its designee). At the expiration of the applicable restriction periods, the Company (or such designee) shall deliver the certificates no longer subject to such restrictions to the Participant or if the Participant has died, to his or her Designated Beneficiary. “Designated Beneficiary” means (i) the beneficiary designated, in a manner determined by the Board, by a Participant to receive amounts due or exercise rights of the Participant in the event of the Participant’s death or (ii) in the absence of an effective designation by a Participant, the Participant’s estate.

(d) Additional Provisions Relating to Restricted Stock Units.

(1) Settlement. Upon the vesting of and/or lapsing of any other restrictions (i.e., settlement) with respect to each Restricted Stock Unit, the Participant shall be entitled to receive from the Company one share of Common Stock or (if so provided in the applicable Award agreement) an amount of cash equal to the Fair Market Value of one share of Common Stock. The Board may, in its discretion, provide that settlement of Restricted Stock Units shall be deferred, on a mandatory basis or at the election of the Participant in a manner that complies with Section 409A of the Code.

(2) Voting Rights. A Participant shall have no voting rights with respect to any Restricted Stock Units.

(3) Dividend Equivalents. The Award agreement for Restricted Stock Units may provide Participants with the right to receive an amount equal to any dividends or other distributions declared and paid on an equal number of outstanding shares of Common Stock (“Dividend Equivalents”). Dividend Equivalents may be paid currently or credited to an account for the Participant, may be settled in cash and/or shares of Common Stock and may be subject to the same restrictions on transfer and forfeitability as the Restricted Stock Units with respect to which paid, in each case to the extent provided in the Award agreement.

9.	Other Stock-Based and Cash-Based Awards

(a) General. Other Awards of shares of Common Stock, and other Awards that are valued in whole or in part by reference to, or are otherwise based on, shares of Common Stock or other property, may be granted hereunder to Participants (“Other Stock-Based-Awards”). Such Other Stock-Based Awards shall also be available as a form of payment in the settlement of other Awards granted under the Plan or as payment in lieu of compensation to which a Participant is otherwise entitled. Other Stock-Based Awards may be paid in shares of Common Stock or cash, as the Board shall determine. The Company may also grant Performance Awards or other Awards denominated in cash rather than shares of Common Stock (“Cash-Based Awards”).

(b) Terms and Conditions. Subject to the provisions of the Plan, the Board shall determine the terms and conditions of each Other Stock-Based Award or Cash-Based Award, including any purchase price applicable thereto.

10.	Performance Awards

(a) Grants. Restricted Stock Awards and Other Stock-Based Awards under the Plan may be made subject to the achievement of performance goals pursuant to this Section 10(i) (“Performance Awards”).

(b) Committee. Grants of Performance Awards to any Covered Employee (as defined below) intended to qualify as “performance-based compensation” under Section 162(m) (“Performance-Based Compensation”) shall be made only by a Committee (or a subcommittee of a Committee) comprised solely of two or more directors eligible to serve on a committee making Awards qualifying as “performance-based compensation” under Section 162(m). In the case of such Awards granted to Covered Employees, references to the Board or to a Committee shall be treated as referring to such Committee (or subcommittee). “Covered Employee” shall mean any person who is, or whom the Committee, in its discretion, determines may be, a “covered employee” under Section 162(m)(3) of the Code.

(c) Performance Measures. For any Award that is intended to qualify as Performance-Based Compensation, the Committee shall specify that the degree of granting, vesting and/or payout shall be subject to the achievement of one or more objective performance measures established by the Committee, which shall be based on the relative or absolute attainment of any combination of the following: (i) the entry into an arrangement or agreement with a third party for the development, commercialization, marketing or distribution of products, services or technologies, or for conducting a research program to discover and develop a product, service or technology, and/or the achievement of milestones under such arrangement or agreement, including events that trigger an obligation or payment right; (ii) achievement of domestic and international regulatory milestones, including the submission of filings required to advance products, services and technologies in clinical development and the achievement of approvals by regulatory authorities relating to the commercialization of products, services and technologies; (iii) the achievement of discovery, preclinical and clinical stage scientific objectives, discoveries or inventions for products, services and technologies under research and development; (iv) the entry into or completion of a phase of clinical development for any product, service or technology, such as the entry into or completion of phase 1, 2 and/or 3 clinical trials; (v) the consummation of debt or equity financing transactions, or acquisitions of business, technologies and assets; (vi) new product or service releases; (vii) the achievement of qualitative or quantitative performance measures set forth in operating plans approved by the Board from time to time; and/or (viii) specified levels of product sales, net income, earnings before or after discontinued operations, interest, taxes, depreciation and/or amortization, operating profit before or after discontinued operations and/or taxes, sales, sales growth, earnings growth, cash flow or cash position, gross margins, stock price, market share, return on sales, assets, equity or investment, (ix) improvement of financial ratings, (x) achievement of balance sheet or income statement objectives, and/or (xi) total stockholder return. Such goals may reflect, as applicable, absolute entity or business unit performance or a relative comparison to the performance of a peer group of entities or other external measure of the selected performance criteria and may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated. The Committee may specify that such performance measures shall be adjusted to exclude any one or more of (i) extraordinary items, (ii) gains or losses on the dispositions of discontinued operations, (iii) the cumulative effects of changes in accounting principles, (iv) the writedown of any asset, and (v) charges for restructuring and rationalization programs. Such performance measures: (i) may vary by Participant and may be different for different Awards; (ii) may be particular to a Participant or the department, branch, line of business, subsidiary or other unit in which the Participant works and may cover such period as may be specified by the Committee; and (iii) shall be set by the Committee within the time period prescribed by, and shall otherwise comply with the requirements of, Section 162(m). Awards that are not intended to qualify as Performance-Based Compensation may be based on these or such other performance measures as the Board may determine.

(d) Adjustments. Notwithstanding any provision of the Plan, with respect to any Performance Award that is intended to qualify as Performance-Based Compensation, the Committee may adjust downwards, but not upwards, the cash or number of shares payable pursuant to such Award, and the Committee may not waive the achievement of the applicable performance measures except in the case of the death or disability of the Participant or a change in control of the Company.

(e) Other. The Committee shall have the power to impose such other restrictions on Performance Awards as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements for Performance-Based Compensation.

11.	Adjustments for Changes in Common Stock and Certain Other Events

(a) Changes in Capitalization. In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any dividend or distribution to holders of Common Stock other than an ordinary cash dividend, (i) the number and class of securities available under the Plan, (ii) the share counting rules and sublimits set forth in Sections 4(a) and 4(b), (iii) the number and class of securities and exercise price per share of each outstanding Option and each Option issuable under Section 6, (iv) the share and per-share provisions and the measurement price of each outstanding SAR, (v) the number of shares subject to and the repurchase price per share subject to each outstanding Restricted Stock Award and (vi) the share and per-share-related provisions and the purchase price, if any, of each outstanding Other Stock-Based Award, shall be equitably adjusted by the Company (or substituted Awards may be made, if applicable) in the manner determined by the Board. Without limiting the generality of the foregoing, in the event the Company effects a split of the Common Stock by means of a stock dividend and the exercise price of and the number of shares subject to an outstanding Option are adjusted as of the date of the distribution of the dividend (rather than as of the record date for such dividend), then an optionee who exercises an Option between the record date and the distribution date for such stock dividend shall be entitled to receive, on the distribution date, the stock dividend with respect to the shares of Common Stock acquired upon such Option exercise, notwithstanding the fact that such shares were not outstanding as of the close of business on the record date for such stock dividend.

(b) Reorganization Events.

(1) Definition. A “Reorganization Event” shall mean: (a) any merger or consolidation of the Company with or into another entity as a result of which all of the Common Stock of the Company is converted into or exchanged for the right to receive cash, securities or other property or is cancelled, (b) any transfer or disposition of all of the Common Stock of the Company for cash, securities or other property pursuant to a share exchange or other transaction or (c) any liquidation or dissolution of the Company.

(2) Consequences of a Reorganization Event on Awards Other than Restricted Stock.

(A) In connection with a Reorganization Event, the Board may take any one or more of the following actions as to all or any (or any portion of) outstanding Awards other than Restricted Stock on such terms as the Board determines (except to the extent specifically provided otherwise in an applicable Award agreement or another agreement between the Company and the Participant): (i) provide that such Awards shall be assumed, or substantially equivalent Awards shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof), (ii) upon written notice to a Participant, provide that all of the Participant’s unexercised Awards will terminate immediately prior to the consummation of such Reorganization Event unless exercised by the Participant (to the extent then exercisable) within a specified period following the date of such notice, (iii) provide that outstanding Awards shall become exercisable, realizable, or deliverable, or restrictions applicable to an Award shall lapse, in whole or in part prior to or upon such Reorganization Event, (iv) in the event of a Reorganization Event under the terms of which holders of Common Stock will receive upon consummation thereof a cash payment for each share surrendered in the Reorganization Event (the “Acquisition Price”), make or provide for a cash payment to Participants with respect to each Award held by a Participant equal to (A) the number of shares of Common Stock subject to the vested portion of the Award (after giving effect to any acceleration of vesting that occurs upon or immediately prior to such Reorganization Event) multiplied by (B) the excess, if any, of (I) the Acquisition Price over (II) the exercise, measurement or purchase price of such Award and any applicable tax withholdings, in exchange for the termination of such Award, (v) provide that, in connection with a liquidation or dissolution of the Company, Awards shall convert into the right to receive liquidation proceeds (if applicable, net of the exercise, measurement or purchase price thereof and any applicable tax withholdings) and (vi) any combination of the foregoing. In taking any of the actions permitted under this Section 11(b)(2), the Board shall not be obligated by the Plan to treat all Awards, all Awards held by a Participant, or all Awards of the same type, identically.

(B) Notwithstanding the terms of Section 11(b)(2)(A), in the case of outstanding Restricted Stock Units that are subject to Section 409A of the Code: (i) if the applicable Restricted Stock Unit agreement provides that the Restricted Stock Units shall be settled upon a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5) or in subsequent IRS guidance under Section 409A of the Code (a “Section 409A Change in Control Event”), and the Reorganization Event constitutes a Section 409A Change in Control Event, then no assumption or substitution shall be permitted pursuant to Section 11(b)(2)(A)(i) and the Restricted Stock Units shall instead be settled in accordance with the terms of the applicable Restricted Stock Unit agreement; and (ii) the Board may only undertake the actions set forth in clauses (iii), (iv) or (v) of Section 11(b)(2)(A) if the Reorganization Event constitutes a “change in control event” as defined under Treasury Regulation Section 1.409A-3(i)(5)(i) and such action is permitted or required by Section 409A of the Code; if the Reorganization Event is not a “change in control event” as so defined or such action is not permitted or required by Section 409A of the Code, and the acquiring or succeeding corporation does not assume or substitute the Restricted Stock Units pursuant to clause (i) of Section 11(b)(2)(A), then the unvested Restricted Stock Units shall terminate immediately prior to the consummation of the Reorganization Event without any payment in exchange therefor.

(C) For purposes of Section 11(b)(2)(A)(i), an Award (other than Restricted Stock) shall be considered assumed if, following consummation of the Reorganization Event, such Award confers the right to purchase or receive pursuant to the terms of such Award, for each share of Common Stock subject to the Award immediately prior to the consummation of the Reorganization Event, the consideration (whether cash, securities or other property) received as a result of the Reorganization Event by holders of Common Stock for each share of Common Stock held immediately prior to the consummation of the Reorganization Event (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if the consideration received as a result of the Reorganization Event is not solely common stock of the acquiring or succeeding corporation (or an affiliate thereof), the Company may, with the consent of the acquiring or succeeding corporation, provide for the consideration to be received upon the exercise or settlement of the Award to consist solely of such number of shares of common stock of the acquiring or succeeding corporation (or an affiliate thereof) that the Board determined to be equivalent in value (as of the date of such determination or another date specified by the Board) to the per share consideration received by holders of outstanding shares of Common Stock as a result of the Reorganization Event.

(3) Consequences of a Reorganization Event on Restricted Stock. Upon the occurrence of a Reorganization Event other than a liquidation or dissolution of the Company, the repurchase and other rights of the Company with respect to outstanding Restricted Stock shall inure to the benefit of the Company’s successor and shall, unless the Board determines otherwise, apply to the cash, securities or other property which the Common Stock was converted into or exchanged for pursuant to such Reorganization Event in the same manner and to the same extent as they applied to such Restricted Stock; provided, however, that the Board may provide for termination or deemed satisfaction of such repurchase or other rights under the instrument evidencing any Restricted Stock or any other agreement between a Participant and the Company, either initially or by amendment. Upon the occurrence of a Reorganization Event involving the liquidation or dissolution of the Company, except to the extent specifically provided to the contrary in the instrument evidencing any Restricted Stock or any other agreement between a Participant and the Company, all restrictions and conditions on all Restricted Stock then outstanding shall automatically be deemed terminated or satisfied.

(c) Change in Control Events.

(1) Definition. A “Change in Control Event” shall mean:

(A) the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 under the Exchange Act) 50% or more of either (x) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (y) the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (A), the following acquisitions shall not constitute a Change in Control Event: (1) any acquisition directly from the Company or (2) any acquisition by any entity pursuant to a Business Combination (as defined below) which complies with clauses (x) and (y) of subsection (C) of this definition; or

(B) a change in the composition of the Board that results in the Continuing Directors (as defined below) no longer constituting a majority of the Board (or, if applicable, the Board of Directors of a successor corporation to the Company), where the term “Continuing Director” means at any date a member of the Board (x) who was a member of the Board on the date of the initial adoption of the Plan by the Board or (y) who was nominated or elected subsequent to such date by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election; provided, however, that there shall be excluded from this clause (y) any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board; or

(C) the consummation of a merger, consolidation, reorganization, recapitalization or share exchange involving the Company or a sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), unless, immediately following such Business Combination, each of the following two conditions is satisfied: (x) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries) (such resulting or acquiring corporation is referred to herein as the “Acquiring Corporation”) in substantially the same proportions as their ownership of the Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively, immediately prior to such Business Combination and (y) no Person (excluding any employee benefit plan (or related trust) maintained or sponsored by the Company or by the Acquiring Corporation) beneficially owns, directly or indirectly, 50% or more of the then-outstanding shares of common stock of the Acquiring Corporation, or of the combined voting power of the then-outstanding securities of such corporation entitled to vote generally in the election of directors (except to the extent that such ownership existed prior to the Business Combination); or

(D) the liquidation or dissolution of the Company.

(2) Effect on Options and SARs. Notwithstanding the provisions of Section 11(b), effective immediately prior to a Change in Control Event, except to the extent specifically provided to the contrary in the instrument evidencing any Option or SAR or any other agreement between a Participant and the Company, all Options and SARs then outstanding shall automatically become immediately exercisable in full.

(3) Effect on Restricted Stock. Notwithstanding the provisions of Section 11(b), effective immediately prior to a Change in Control Event, except to the extent specifically provided to the contrary in the instrument evidencing the Restricted Stock or any other agreement between a Participant and the Company, all restrictions and conditions on all Restricted Stock then-outstanding shall automatically be deemed terminated or satisfied.

(4) Effect on Restricted Stock Units. Notwithstanding the provisions of Section 11(b), effective immediately prior to a Change in Control Event, except to the extent specifically provided to the contrary in the instrument evidencing any Restricted Stock Unit Award or any other agreement between a Participant and the Company, all restrictions and conditions on all Restricted Stock Units then outstanding shall automatically be deemed terminated and satisfied; provided, however, that for any Restricted Stock Units that are not exempt from Section 409A of the Code, if the Change in Control Event does not also constitute a Section 409 Change in Control Event, then the unvested Restricted Stock Units shall be paid out in accordance with the terms provided in the applicable Restricted Stock Unit Award (other than any terms applicable to payment as a result of a change in control event that is not a Section 409A Change in Control Event), provided however that, in lieu of such payment, if required by Section 409A of the Code to avoid imposition of taxes thereunder, any such unvested Restricted Stock Units shall terminate without any payment in exchange therefor.

(5) Effect on Other Stock-Based Awards. The Board may specify in an Award agreement at the time of grant or otherwise the effect of a Change in Control on an Other Stock-Based Award and Cash-Based Award.

(6) Section 409A. The definition of Change in Control Event for purposes of the Plan is intended to conform to a Section 409A Change in Control Event, pursuant to the description of “Change in Control Events” in Treasury Regulation section 1.409A-3(i)(5), or in subsequent IRS guidance describing what constitutes a change in control event for purposes of Section 409A of the Code when the Award is subject to Section 409A. Accordingly, no Change in Control Event will be deemed to provide for acceleration of payment with respect to a transaction or event described in this Section 11(c) unless the transaction or event would constitute a 409A Change in Control Event.

12.	General Provisions Applicable to Awards

(a) Transferability of Awards. Awards shall not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution or, other than in the case of an Incentive Stock Option, pursuant to a qualified domestic relations order, and, during the life of the Participant, shall be exercisable only by the

Participant; provided, however, that the Board may permit or provide in an Award for the gratuitous transfer of the Award by the Participant to or for the benefit of any immediate family member, family trust or other entity established for the benefit of the Participant and/or an immediate family member thereof if the Company would be eligible to use a Form S-8 under the Securities Act for the registration of the sale of the Common Stock subject to such Award to such proposed transferee; provided further, that the Company shall not be required to recognize any such permitted transfer until such time as such permitted transferee shall, as a condition to such transfer, deliver to the Company a written instrument in form and substance satisfactory to the Company confirming that such transferee shall be bound by all of the terms and conditions of the Award. References to a Participant, to the extent relevant in the context, shall include references to authorized transferees. For the avoidance of doubt, nothing contained in this Section 11(a) shall be deemed to restrict a transfer to the Company.

(b) Documentation. Each Award shall be evidenced in such form (written, electronic or otherwise) as the Board shall determine. Each Award may contain terms and conditions in addition to those set forth in the Plan.

(c) Board Discretion. Except as otherwise provided by the Plan, each Award may be made alone or in addition or in relation to any other Award. The terms of each Award need not be identical, and the Board need not treat Participants uniformly.

(d) Termination of Status. The Board shall determine the effect on an Award of the disability, death, termination or other cessation of employment, authorized leave of absence or other change in the employment or other status of a Participant and the extent to which, and the period during which, the Participant, or the Participant’s legal representative, conservator, guardian or Designated Beneficiary, may exercise rights under the Award.

(e) Withholding. The Participant must satisfy all applicable federal, state, and local or other income and employment tax withholding obligations before the Company will deliver stock certificates or otherwise recognize ownership of Common Stock under an Award. The Company may decide to satisfy the withholding obligations through additional withholding on salary or wages. If the Company elects not to or cannot withhold from other compensation, the Participant must pay the Company the full amount, if any, required for withholding or have a broker tender to the Company cash equal to the withholding obligations. Payment of withholding obligations is due before the Company will issue any shares on exercise, vesting or release from forfeiture of an Award or at the same time as payment of the exercise or purchase price, unless the Company determines otherwise. If provided for in an Award or approved by the Board in its sole discretion, a Participant may satisfy such tax obligations in whole or in part by delivery (either by actual delivery or attestation) of shares of Common Stock, including shares retained from the Award creating the tax obligation, valued at their Fair Market Value; provided, however, except as otherwise provided by the Board, that the total tax withholding where stock is being used to satisfy such tax obligations cannot exceed the Company’s minimum statutory withholding obligations (based on minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income). Shares used to satisfy tax withholding requirements cannot be subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements.

(f) Amendment of Award. Except as otherwise provided in Section 5(g) with respect to repricings, or Section 13(d) with respect to actions requiring stockholder approval, the Board may amend, modify or terminate any outstanding Award, including but not limited to, substituting therefor another Award of the same or a different type, changing the date of exercise or realization, and converting an Incentive Stock Option to a Nonstatutory Stock Option. The Participant’s consent to such action shall be required unless (i) the Board determines that the action, taking into account any related action, does not materially and adversely affect the Participant’s rights under the Plan or (ii) the change is permitted under Section 11.

(g) Conditions on Delivery of Stock. The Company will not be obligated to deliver any shares of Common Stock pursuant to the Plan or to remove restrictions from shares previously issued or delivered under the Plan until (i) all conditions of the Award have been met or removed to the satisfaction of the Company, (ii) in the opinion of the Company’s counsel, all other legal matters in connection with the issuance and delivery of such shares have been satisfied, including any applicable securities laws and regulations and any applicable stock exchange or stock market rules and regulations, and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Company may consider appropriate to satisfy the requirements of any applicable laws, rules or regulations.

(h) Acceleration. The Board may at any time provide that any Award shall become immediately exercisable in whole or in part, free of some or all restrictions or conditions, or otherwise realizable in whole or in part, as the case may be.

13.	Miscellaneous

(a) No Right To Employment or Other Status. No person shall have any claim or right to be granted an Award by virtue of the adoption of the Plan, and the grant of an Award shall not be construed as giving a Participant the right to continued employment or any other relationship with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan, except as expressly provided in the applicable Award.

(b) No Rights As Stockholder. Subject to the provisions of the applicable Award, no Participant or Designated Beneficiary shall have any rights as a stockholder with respect to any shares of Common Stock to be distributed with respect to an Award until becoming the record holder of such shares.

(c) Term of Plan. No Awards shall be granted under the Plan after the expiration of 10 years from the Effective Date, but Awards previously granted may extend beyond that date.

(d) Amendment of Plan. The Board may amend, suspend or terminate the Plan or any portion thereof at any time provided that (i) to the extent required by Section 162(m), no Award granted to a Participant that is intended to comply with Section 162(m) after the date of such amendment shall become exercisable, realizable or vested, as applicable to such Award, unless and until the Company’s stockholders approve such amendment in the manner required by Section 162(m); (ii) no amendment that would require stockholder approval under the rules of the NASDAQ may be made effective unless and until the Company’s stockholders approve such amendment; and (iii) if the NASDAQ amends its corporate governance rules so that such rules no longer require stockholder approval of material amendments to equity compensation plans, then, from and after the effective date of such amendment to the NASDAQ rules, no amendment to the Plan (A) materially increasing the number of shares authorized under the Plan (other than pursuant to Section 4(c) or 11), (B) expanding the types of Awards that may be granted under the Plan, or (C) materially expanding the class of participants eligible to participate in the Plan shall be effective unless and until the Company’s stockholders approve such amendment. In addition, if at any time the approval of the Company’s stockholders is required as to any other modification or amendment under Section 422 of the Code or any successor provision with respect to Incentive Stock Options, the Board may not effect such modification or amendment without such approval. Unless otherwise specified in the amendment, any amendment to the Plan adopted in accordance with this Section 13(d) shall apply to, and be binding on the holders of, all Awards outstanding under the Plan at the time the amendment is adopted, provided the Board determines that such amendment, taking into account any related action, does not materially and adversely affect the rights of Participants under the Plan.

(e) Authorization of Sub-Plans (including for Grants to non-U.S. Employees). The Board may from time to time establish one or more sub-plans under the Plan for purposes of satisfying applicable securities, tax or other laws of various jurisdictions. The Board shall establish such sub-plans by adopting supplements to the Plan containing (i) such limitations on the Board’s discretion under the Plan as the Board deems necessary or desirable or (ii) such additional terms and conditions not otherwise inconsistent with the Plan as the Board shall deem necessary or desirable. All supplements adopted by the Board shall be deemed to be part of the Plan, but each supplement shall apply only to Participants within the affected jurisdiction and the Company shall not be required to provide copies of any supplement to Participants in any jurisdiction which is not the subject of such supplement.

(f) Compliance with Section 409A of the Code. Except as provided in individual Award agreements initially or by amendment, if and to the extent any portion of any payment, compensation or other benefit provided to a Participant in connection with his or her employment termination is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code and the Participant is a specified employee as defined in Section 409A(a)(2)(B)(i) of the Code, as determined by the Company in accordance with its procedures, by which determination the Participant (through accepting the Award) agrees that he or she is bound, such portion of the payment, compensation or other benefit shall not be paid before the day that is six months plus one day after the date of “separation from service” (as determined under Section 409A of the Code) (the “New Payment Date”), except as Section 409A of the Code may then permit. The aggregate of any payments that otherwise would have been paid to the Participant during the period between the date of separation from service and the New Payment Date shall be paid to the Participant in a lump sum on such New Payment Date, and any remaining payments will be paid on their original schedule.

The Company makes no representations or warranty and shall have no liability to the Participant or any other person if any provisions of or payments, compensation or other benefits under the Plan are determined to constitute nonqualified deferred compensation subject to Section 409A of the Code but do not to satisfy the conditions of that section.

(g) Limitations on Liability. Notwithstanding any other provisions of the Plan, no individual acting as a director, officer, employee or agent of the Company will be liable to any Participant, former Participant, spouse, beneficiary, or any other person for any claim, loss, liability, or expense incurred in connection with the Plan, nor will such individual be personally liable with respect to the Plan because of any contract or other instrument he or she executes in his or her capacity as a director, officer, employee or agent of the Company. The Company will indemnify and hold harmless each director, officer, employee or agent of the Company to whom any duty or power relating to the administration or interpretation of the Plan has been or will be delegated, against any cost or expense (including attorneys’ fees) or liability (including any sum paid in settlement of a claim with the Board’s approval) arising out of any act or omission to act concerning the Plan unless arising out of such person’s own fraud or bad faith.

(h) Governing Law. The provisions of the Plan and all Awards made hereunder shall be governed by and interpreted in accordance with the laws of the State of Delaware, excluding choice-of-law principles of the law of such state that would require the application of the laws of a jurisdiction other than the State of Delaware.

Approved by the Board of Directors – 11 March 2010

INFINITY PHARMACEUTICALS, INC. C/O AMERICAN STOCK TRANSFER 6201 15TH AVE. BROOKLYN, NY 11219

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Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following proposal(s):

1.	Election of Directors	For	Against	Abstain

01	Martin Babler	☐	☐	☐

02	Anthony B. Evnin, Ph.D.	☐	☐	☐

03	Steven H. Holtzman	☐	☐	☐

04	Eric S. Lander, Ph.D.	☐	☐	☐

05	Patrick P. Lee	☐	☐	☐

06	Arnold J. Levine, Ph.D.	☐	☐	☐

07	Thomas J. Lynch, M.D.	☐	☐	☐

08	Franklin H. Moss, Ph.D.	☐	☐	☐

09	Adelene Q. Perkins	☐	☐	☐

10	Ian F. Smith	☐	☐	☐

11	James B. Tananbaum, M.D	☐	☐	☐

Please sign exactly as your name appears hereon. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign. If a corporation or partnership, this signature should be that of an authorized officer who should state his or her title.

Signature [PLEASE SIGN WITHIN BOX]		Date

12	Michael C. Venuti, Ph.D.	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal(s):
		For	Against	Abstain

2.	To approve the 2010 Stock Incentive Plan and to reserve up to 3,000,000 shares of common stock, together with additional shares that could be added in from expiring or canceled grants under our prior stock incentive plan, for issuance thereunder.	☐	☐	☐

3.	To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the 2010 fiscal year.	☐	☐	☐

	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

INFINITY PHARMACEUTICALS, INC.

ANNUAL MEETING OF STOCKHOLDERS

May 25, 2010

Those signing on the reverse side, revoking any prior proxies, hereby appoint(s) Steven H. Holtzman, Adelene Q. Perkins and Gerald E. Quirk, or each of them, with full power of substitution, as proxies for those signing on the reverse side to act and vote at the 2010 Annual Meeting of Stockholders of Infinity Pharmaceuticals, Inc. and at any adjournments or postponements thereof as indicated upon all matters referred to on the reverse side and described in the Proxy Statement for the Annual Meeting, and, in their discretion, upon any other matters which may properly come before the Annual Meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF EACH OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR PROPOSALS NUMBER 2 AND 3.

Please sign this proxy exactly as your name appears hereon. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign. If a corporation or partnership, this signature should be that of an authorized officer who should state his or her title.

UNLESS SUBMITTING A PROXY FOR THESE SHARES OVER THE INTERNET OR BY TELEPHONE, PLEASE MARK, SIGN, DATE, AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED REPLY ENVELOPE.

CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE